UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-2

CUTERA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON

JUNE 14, 2017

at 9:00 A.M. Pacific Time

To our Stockholders:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders of Cutera, Inc. (the “Company”). The meeting will be held at our principal executive offices located at 3240 Bayshore Blvd., Brisbane, California 94005-1021. The meeting will be held on June 14, 2017 at 9:00 a.m. Pacific Time, for the following purposes:

1.	Approve the Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”) to declassify the board of directors;

2.	Elect three Class I directors to each serve for a three-year term that expires at the 2020 Annual Meeting of Stockholders and until their successors have been duly elected and qualified;

3.

Ratify the selection of BDO USA, LLP as the independent registered public accounting firm of the Company (the “Independent Registered Public Accounting Firm”) for the fiscal year ending December 31, 2017;

4.	Approve the Amended and Restated 2004 Equity Incentive Plan;

5.	Hold a non-binding advisory vote on the compensation of Named Executive Officers; and

6.	To transact such other business as may properly come before the Annual Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or before any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice of Annual Meeting.

To help conserve resources and reduce printing and distribution costs, we will be mailing a notice to our stockholders, instead of a paper copy of this proxy statement, our 2016 Annual Report and a form of proxy card or voting instruction card (collectively referred to as “Proxy Material”). The notice will have instructions on how to access our Proxy Material over the internet and instructions on how stockholders can receive a paper copy of our Proxy Materials if so desired.

The meeting will begin promptly at 9:00 a.m., local time, and check-in will begin at 8:50 a.m. local time. Only holders of record of shares of our common stock (NASDAQ: CUTR) at the close of business on April 17, 2017 will be entitled to notice of, and to vote at, the meeting and any postponements or adjournments of the meeting.

For a period of at least 10 days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available and open to the examination of any stockholder for any purpose relating to the Annual Meeting during normal business hours at our principal executive offices located at 3240 Bayshore Blvd., Brisbane, California 94005-1021.

By order of the Board of Directors,

/s/ James A. Reinstein

President and Chief Executive Officer

Brisbane, California

May 1, 2017

YOUR VOTE IS IMPORTANT!

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

TABLE OF CONTENTS

Page

QUESTIONS AND ANSWERS REGARDING THIS SOLICITATION AND VOTING AT THE ANNUAL MEETING	1

Why am I receiving these proxy materials?	1
Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?	1
What is the purpose of the Annual Meeting?	2
Who is entitled to attend the meeting?	2
Who is entitled to vote at the meeting?	2
How many shares must be present or represented to conduct business at the meeting (that is, what constitutes a quorum)?	2
What items of business will be voted on at the meeting?	2
How does the Board recommend that I vote?	3
What shares can I vote at the meeting?	3
What is the difference between holding shares as a stockholder of record and as a beneficial owner?	3
How can I vote my shares without attending the meeting?	3
How can I vote my shares in person at the meeting?	4
Can I change my vote?	4
Is my vote confidential?	4
What vote is required to approve each item and how are votes counted?	4
What is a “ broker non-vote”?	5
How are “ broker non-votes” counted?	5
How are abstentions counted?	5
What happens if additional matters are presented at the meeting?	5
Who will serve as inspector of election?	6
What should I do in the event that I receive more than one set of proxy/voting materials?	6
Who is soliciting my vote and who will bear the costs of this solicitation?	6
Where can I find the voting results of the meeting?	6
What is the deadline to propose actions for consideration at next year’s Annual Meeting of stockholders or to nominate individuals to serve as directors?	6

STOCK OWNERSHIP	8

Security Ownership of Certain Beneficial Owners and Management	8
Section 16(a) Beneficial Ownership Reporting Compliance	9

CORPORATE GOVERNANCE AND BOARD MATTERS	9

Director Independence	9
Board Leadership Structure	9
Risk Oversight and Analysis	9
Committees of the Board	10
Meetings Attended by Directors	11
Director Nomination Process	11
Director Compensation	13
2016 Director Compensation Table	13
Code of Ethics	14
Compensation Committee Interlocks and Insider Participation	14
Family Relationships	14
Communications with the Board by Stockholders	14
Stock Ownership Guidelines	14

-i-

REPORT OF THE AUDIT COMMITTEE	16

PROPOSAL ONE—APPROVAL OF THE SECOND AMENDED AND RESTATED CERTIFICATE TO DECLASSIFY THE BOARD OF DIRECTORS	17

Board of Directors’ Recommendation	17

PROPOSAL TWO—ELECTION OF DIRECTORS	18

Classes of the Board of Directors	18
Director Nominees	19
Board of Directors’ Recommendation	19
Directors Whose Terms Extend Beyond the 2017 Annual Meeting	19

PROPOSAL THREE—RATIFICATION OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	21

Board of Directors’ Recommendation	21
Audit and Non-Audit Services	21

PROPOSAL FOUR—APPROVAL OF OUR AMENDED AND RESTATED 2004 EQUITY INCENTIVE PLAN	22

General	22
Design of our Plan and Grant Practices	23
Historical Equity Awards Data as of the Record Date (April 17, 2017)	24
Burn Rate and Overhang	24
Post-Increase Total Overhang as of Record Date (April 17, 2017)	24
What Happens if Stockholders Do Not Approve the Amended and Restated 2004 Plan	25
Vote Required	25
Board of Directors' Recommendation	25
Summary of the Amended and Restated Plan	26
Federal Tax Aspects	30
Number of Awards Granted to Employees, Consultants and Directors	31

PROPOSAL FIVE—NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS	32

General	32
Compensation Philosophy and Objectives	32
Key Features of Our Executive Compensation Program	33
Fiscal Year 2016 Compensation Overview	33
Summary of the Key Features of our 2016 Executive Compensation Program	33
Board of Directors’ Recommendation	34

NAMED EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION	35

Compensation Discussion and Analysis	37
Compensation Philosophy and Objectives	37
Financial Highlights for 2016	37
Corporate Governance Highlights	38
Compensation Committee’s Roles and Responsibilities	39
Internal Revenue Code Section 162(m) and Limitations on Executive Compensation	49
Accounting for Stock-Based Compensation	50
Securities Authorized for Issuance Under Equity Compensation Plans	50
Stock Ownership Guidelines	51
Insider Trading Compliance Program	51
2016 Summary Compensation Table	52
2016 Grants of Plan-Based Awards Table	52

-ii-

2016 Outstanding Equity Awards at Fiscal Year-End Table	53
2016 Options Exercised and Stock Vested Table	54
Potential Payments Upon Termination or Change in Control	55
COMPENSATION COMMITTEE REPORT	57
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	58
Consulting Agreement	58
Other Transactions	58
Policies and Procedures for Related Party Transactions	58
OTHER MATTERS	59
Fiscal Year 2016 Annual Report and SEC Filings	59

-iii-

PROXY STATEMENT

FOR

2017 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 14, 2017

The Board of Directors (“Board”) of Cutera, Inc., a Delaware corporation, is soliciting your proxy to vote at our 2017 Annual Meeting of Stockholders to be held on Wednesday, June 14, 2017, beginning at 9:00 a.m., Pacific Time, which is the local time, at our principal executive offices located at 3240 Bayshore Blvd., Brisbane, California 94005-1021, and at any postponements or adjournments thereof. This proxy statement contains important information regarding the meeting. Specifically, it identifies the matters upon which you are being asked to vote, provides information that you may find useful in determining how to vote and describes the voting procedures.

In this proxy statement the terms “we”, “our”, “Cutera” and the “Company” each refer to Cutera, Inc.; the term “Board” means our Board of Directors; the term “proxy materials” means this proxy statement, the enclosed proxy card, and our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 15, 2017, and the term “Annual Meeting” means our 2017 Annual Meeting of Stockholders.

We are sending the Notice of Internet Availability of Proxy Materials on or about May 5, 2017, to all stockholders of record at the close of business on April 17, 2017 (the “Record Date”).

QUESTIONS AND ANSWERS REGARDING THIS SOLICITATION AND VOTING AT THE ANNUAL MEETING

Why am I receiving these proxy materials?

You are receiving these proxy materials from us because you were a stockholder of record at the close of business on the Record Date (which was April 17, 2017). As a stockholder of record, you are invited to attend the meeting and are entitled to and requested to vote on the items of business described in this proxy statement.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

Pursuant to SEC rules, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders.

All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials.

Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice, along with instructions regarding procedures designed to ensure the authenticity and correctness of your proxy vote.

In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual stockholders’ meetings on the environment. If you chose prior to the Record Date to receive future proxy materials by email, you should receive an email this year with instructions containing a link to those materials and a link to the proxy voting site. In connection with our upcoming Annual Meeting, if you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

What is the purpose of the Annual Meeting?

At our meeting, stockholders of record will vote upon the items of business outlined in the notice of meeting (on the cover page of this proxy statement), each of which is described more fully in this proxy statement. In addition, management will report on the performance of the Company and respond to questions from stockholders.

Who is entitled to attend the meeting?

You are entitled to attend the meeting only if you owned our common stock (or were a joint holder) as of the Record Date or if you hold a valid proxy for the meeting. You should be prepared to present photo identification for admittance.

Please also note that if you are not a stockholder of record but hold shares in street name (that is, through a broker or nominee), you will need to provide proof of beneficial ownership as of the Record Date, such as your most recent brokerage account statement, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.

The meeting will begin promptly at 9:00 a.m., local time. Check-in will begin at 8:50 a.m., local time.

Who is entitled to vote at the meeting?	Only stockholders who owned our common stock at the close of business on the Record Date are entitled to notice of and to vote at the meeting, and at any postponements or adjournments thereof.

As of the Record Date, 13,844,338 shares of our common stock were outstanding. Each outstanding share of our common stock entitles the holder to one vote on each matter considered at the meeting. Accordingly, there are a maximum of 13,844,338 votes that may be cast at the meeting.

How many shares must be present or represented to conduct business at the meeting (that is, what constitutes a quorum)?	The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock entitled to vote at the meeting will constitute a quorum. A quorum is required to conduct business at the meeting. The presence of the holders of our common stock representing at least 6,922,170 votes will be required to establish a quorum at the meeting. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

What items of business will be voted on at the meeting?	The items of business scheduled to be voted on at the meeting are as follows:

	1.	Approval of the Second Amended and Restated Certificate to declassify the Board of directors;

	2.	Election of three nominees to serve as Class I directors on our Board;

	3.	Ratification of BDO USA, LLP (“BDO”) as the Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2017;

	4.	Approval of the Amended and Restated 2004 Equity Incentive Plan;

	5.	Non-binding advisory vote on the compensation of Named Executive Officers; and

	6.	To transact such other business as may properly come before the Annual Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or before any adjournment thereof.

These proposals are described more fully below in this proxy statement. As of the date of this proxy statement, the only business that our Board intends to present, or knows of that others will present at the meeting, is as set forth in this proxy statement. If any other matter or matters are properly brought before the meeting, it is the intention of the persons who hold proxies to vote the shares they represent in accordance with their best judgment.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares “FOR” each of the director nominees, “FOR” the approval of the Second Amended and Restated Certificate of Incorporation to declassify the Board, “FOR” the ratification of BDO as the Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2017, “FOR” the approval of the Amended and Restated 2004 Equity Incentive Plan, and “FOR” the Non-binding advisory vote on the compensation of our Named Executive Officers.

What shares can I vote at the meeting?

You may vote all shares owned by you as of the Record Date, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner through a broker, trustee or other nominee such as a bank.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholders of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, Inc., you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the meeting. We have enclosed a proxy card for your use.

Beneficial Owner. If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the meeting. Please note that since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

How can I vote my shares without attending the meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. Stockholders of record of our common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelope. Our stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction cards provided by the broker, trustee or nominee and mailing them in the accompanying pre-addressed envelope.

How can I vote my shares in person at the meeting?

Shares held in your name as the stockholder of record may be voted in person at the meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the meeting, we recommend that you also submit your proxy card or voting instructions as described above so that your vote will be counted if you later decide not to, or are unable to, attend the meeting.

Can I change my vote?

You may change your vote at any time prior to the vote at the meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to our Secretary prior to your shares being voted, or by attending the meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker, trustee or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Cutera or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide written comments on their proxy card, which are then forwarded to our management.

What vote is required to approve each item and how are votes counted?

The vote required to approve each item of business and the method for counting votes is set forth below:

Approval of the Second Amended and Restated Certificate of Incorporation. The affirmative “FOR” vote of 66 2/3% of the outstanding shares of Cutera will be required for approval. You may vote “FOR,” “AGAINST” or “ABSTAIN” for this item of business. If you “ABSTAIN,” your abstention has the same effect as a vote “AGAINST.”

Election of Directors. Each director nominee receiving affirmative “FOR” votes in excess of “Against” votes at the meeting (a majority of votes cast) will be elected to serve as a Class I director. You may vote either “FOR” or “WITHHOLD” your vote for the director nominees. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Ratification of BDO as our Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2017. The affirmative “FOR” vote of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. You may vote “FOR,” “AGAINST” or “ABSTAIN” for this item of business. If you “ABSTAIN,” your abstention has the same effect as a vote “AGAINST.”

Approval of the Amended and Restated 2004 Equity Incentive Plan. The affirmative “FOR” vote of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. You may vote “FOR,” “AGAINST” or “ABSTAIN” for this item of business. If you “ABSTAIN,” your abstention has the same effect as a vote “AGAINST.”

Non-binding advisory vote on the compensation of our Named Executive Officers. The affirmative “FOR” vote of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. You may vote “FOR,” “AGAINST” or “ABSTAIN” for this item of business. If you “ABSTAIN,” your abstention has the same effect as a vote “AGAINST.”

If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” the approval of the Second Amended and Restated Certificate, “FOR” all of the Company’s nominees to the Board, “FOR” ratification of BDO as our Independent Registered Public Accounting Firm, “FOR” the approval of the Amended and Restated 2004 Equity Incentive Plan, “FOR” the approval, by non-binding vote, of executive compensation, and in the discretion of the proxy holders on any other matters that may properly come before the meeting).

What is a “broker non-vote”?

A “broker non-vote” occurs when a broker expressly instructs on a proxy card that it is not voting on a matter, whether routine or non-routine. Under the rules that govern brokers who have record ownership of shares that are held in street name for their clients who are the beneficial owners of the shares, brokers have the discretion to vote such shares on routine matters, which includes ratifying the appointment of an independent registered public accounting firm but does not include the approval of the Second Amended and Restated Certificate, the election of directors, the approval of the Amended and Restated 2004 Equity Incentive Plan, or the non-binding vote on executive compensation. Therefore, if you do not otherwise instruct your broker, the broker may turn in a proxy card voting your shares “FOR” ratification of BDO as the Independent Registered Public Accounting Firm.

However, if you do not instruct your broker how to vote with respect to the approval of the Second Amended and Restated Certificate, the election of directors, the approval of the Amended and Restated 2004 Equity Incentive Plan, and the non-binding vote on executive compensation, your broker may not vote with respect to such proposal and your shares will not be counted as voting in favor of these matters.

How are “broker non-votes” counted?

Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum for the transaction of business, but they will not be counted in tabulating the voting result for any particular proposal.

How are abstentions counted?

If you return a proxy card that indicates an abstention from voting on all matters, the shares represented will be counted for the purpose of determining the presence of a quorum, but they will not be voted on any matter at the meeting. In the absence of controlling precedent to the contrary, we intend to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote “AGAINST” a proposal.

What happens if additional matters are presented at the meeting?

Other than the five proposals described in this proxy statement, we are not aware of any other business to be acted upon at the meeting. If you grant a proxy, the persons named as proxy holders, James A. Reinstein, President and Chief Executive Officer, and Gregory Barrett, one of our Directors, with full power of substitution, will have the discretion to vote your shares on any additional matters that may be properly presented for a vote at the meeting. If, for any unforeseen reason, any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by our Board.

Who will serve as inspector of election?

We expect a representative of Computershare Trust Company, Inc., our transfer agent, to tabulate the votes, and expect Rajesh Madan, our Vice President of Finance and Legal to act as inspector of election at the meeting.

What should I do in the event that I receive more than one set of proxy/voting materials?

You may receive more than one set of these proxy solicitation materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. In addition, if you are a stockholder of record and your shares are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each Cutera proxy card and voting instruction card that you receive to ensure that all your shares are voted.

Who is soliciting my vote and who will bear the costs of this solicitation?

Your vote is being solicited on behalf of the Board, and the Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, by electronic mail or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners. We may also engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. Our costs for such services, if retained, will not be material.

Where can I find the voting results of the meeting?	We intend to announce preliminary voting results at the Annual Meeting and file a Form 8-K with the SEC within four business days after the end of our Annual Meeting to report the voting results.

What is the deadline to propose actions for consideration at next year’s Annual Meeting of stockholders or to nominate individuals to serve as directors?

As a stockholder, you may be entitled to present proposals for action at a future meeting of stockholders, including director nominations.

Stockholder Proposals: For a stockholder proposal to be considered for inclusion in our proxy statement for the Annual Meeting to be held in 2018, the written proposal must be received by our corporate Secretary at our principal executive offices no later than January 5, 2018, which is the date 120 calendar days before the anniversary of the mailing date of the Notice of Internet Availability of Proxy Materials. If the date of next year’s Annual Meeting is moved more than 30 days before or after the anniversary date of this year’s Annual Meeting, the deadline for inclusion of proposals in our proxy statement is instead the close of business on the later of 120 calendar days in advance of such annual meeting and 10 days following the date on which public announcement of the date of the meeting is first made. Such proposals also must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other applicable rules established by the SEC. Stockholders interested in submitting such a proposal are advised to contact knowledgeable legal counsel with regard to the detailed requirements of applicable securities laws. Proposals should be addressed to:

Secretary
Cutera, Inc.
3240 Bayshore Blvd.
Brisbane, California 94005-1021

Nomination of Director Candidates: You may propose director candidates for consideration by our Board. Any such recommendations should include the nominee’s name and qualifications for Board membership and should be directed to the “Secretary” at the address of our principal executive offices set forth above. In addition, our bylaws permit stockholders to nominate directors for election at an Annual Meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws, as well as a statement by the nominee consenting to being named as a nominee and to serve as a director if elected. In addition, the stockholder must give timely notice to our corporate Secretary in accordance with the provisions of our bylaws, which require that the notice be received by our corporate Secretary no later than January 5, 2018 unless the date of next year’s Annual Meeting is moved more than 30 days before or after the anniversary date of this year’s Annual Meeting.

Copy of Bylaw Provisions: Our bylaws are available on the Investor page of our website at www.cutera.com.You may also contact our corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table provides information relating to the beneficial ownership of our common stock as of the Record Date, by:

●	each stockholder known by us to own beneficially more than 5% of our common stock;
●	each of our executive officers named in the Summary Compensation Table on page 37 (including our Chief Executive Officer (“CEO”) and our Chief Financial Officer (“CFO”);
●	each of our directors; and
●	all of our directors and Named Executive Officers (“NEOs”) as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has the sole or shared voting power or investment power and any shares that the individual has the right to acquire within 60 days of April 17, 2017 (the Record Date) through the exercise of any stock option or other right. The number and percentage of shares beneficially owned is computed on the basis of 13,846,414 shares of our common stock outstanding as of the Record Date. The information in the following table regarding the beneficial owners of more than 5% of our common stock is based upon information supplied by principal stockholders or Schedules 13D and 13G filed with the SEC.

Shares of our common stock that a person has the right to acquire within 60 days of the Record Date are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person or entity named in the table has sole voting and disposition power with respect to the shares set forth opposite such person’s or entity’s name. The address for those persons for which an address is not otherwise provided is c/o Cutera, Inc., 3240 Bayshore Blvd., Brisbane, California 94005-1021.

Name and Address of Beneficial Owner	Number of Shares Outstanding	Warrants and Options Exercisable Within 60 Days	Approximate Percent Owned
BlackRock, Inc.	1,343,378	—	9.7%
Renaissance Technologies, LLC	1,063,260	—	7.7%
Dimensional Fund Advisors LP	913,450	—	6.6%
David B. Apfelberg, M.D.	4,204	5,550	*
Gregory Barrett	26,254	19,550	*
David A. Gollnick	71,182	5,550	*
Larry E. Laber	21,176	21,999	*
Timothy J. O’Shea	36,158	5,550	*
Miguel A. Pardos	15,198	22,042	*
J. Daniel Plants	— (1)	14,884	*(1)
James A. Reinstein	2,400	—	*
Clint H. Severson	4,000	14,884	*
Ronald J. Santilli	76,967	53,600	*
Jerry P. Widman	35,358	5,550	*
All directors and Named Executive Officers as a group (11 persons)	292,897	169,159	3.3%

*Less than 1%.

(1) Mr. Plants is the Managing Partner of Voce Capital Management LLC, the holder of 477,031 shares (approximately 3.4%) of our outstanding common stock as of the Record Date. While Mr. Plants has disclaimed beneficial ownership of the shares owned by Voce Capital Management LLC, except to the extent of his pecuniary interest therein, he has the sole or shared voting power of these shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and beneficial owners of more than 10% of our common stock to file reports of ownership and reports of changes in the ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us, or written representations from reporting persons that no Forms 3, 4 or 5 were required of such persons, we believe that during our fiscal year ended December 31, 2016 all reports were timely filed except that the following Form 4s were not timely filed due to an administrative error by the Company.

(i)	Mr. Gollnick and Mr. Santilli's Form 4 filed on November 3, 2016 related to the grant of restricted stock units awarded on October 28, 2016.

(ii)	Mr. Santilli's Form 4 filed on May 1, 2017 for his purchase of stock pursuant to the Company's Employee Stock Purchase Plan on May 2, 2016, the Company's withholding of shares for satisfying the minimum tax liability upon the vesting of his restricted stock units on June 1, 2016 and January 1, 2017.

CORPORATE GOVERNANCE AND BOARD MATTERS

Director Independence

Our common stock is listed on the NASDAQ Stock Market (“NASDAQ”). Under the NASDAQ listing standards, independent directors must comprise a majority of a listed company’s board of directors. In addition, the NASDAQ listing standards require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the NASDAQ listing standards, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act, and the NASDAQ listing standards. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the NASDAQ listing standards

Our Board has undertaken a review of the independence of each of our directors. The Company's directors are David B. Apfelberg, M.D., Gregory Barrett, David A. Gollnick, Timothy J. O'Shea, J. Daniel Plants, James A. Reinstein, Clint H. Severson, and Jerry P. Widman. Based on information provided by each director concerning his background, employment and affiliations, our Board has determined that each of the directors other than James A. Reinstein, the Company's President and CEO, and David A. Gollnick, the Company's former Vice President of North American Sales and former Executive Vice President of Research and Development, satisfy the current "independent director" standards established by NASDAQ.

Board Leadership Structure

The roles of Chairman of the Board and Chief Executive Officer are currently filled by separate individuals. Our Board believes that the separation of the offices of the Chairman and Chief Executive Officer is appropriate at this time because it allows our Chief Executive Officer to focus primarily on our business strategy, operations and corporate vision. However, our Board does not have a policy mandating the separation of the roles of Chairman and Chief Executive Officer, though one can be established by the Board. Our Board elects our Chairman and Chief Executive Officer, and each of these positions may be held by the same person or by different people. We believe that it is important that the Board retain flexibility to determine whether these roles should be separate or combined based upon the Board's assessment of our needs and our leadership at a given point in time.

We believe that independent and effective oversight of our business and affairs is maintained through the composition of our Board, the leadership of our independent directors and the committees and our governance structures and processes already in place. The Board consists of a substantial majority of independent directors, and the committees of our Board are composed solely of independent directors.

Our Chairman of the Board is J. Daniel Plants. We believe Mr. Plants' qualifications to serve as our Chairman include his substantial experience as a strategic advisor and corporate attorney, as well as his role as the founder of a successful investment management firm and status as a significant Company stockholder, which bring valuable skills and perspective to the Board in the areas of finance, capital markets, strategy and corporate governance.

As described in more detail below, the Board has four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Strategic Transactions Committee. As deemed advisable by the Board, various ad hoc committees may be established from time to time to accomplish a specific goal or purpose and cease to exist when that goal or purpose is realized. The chairman and each member of all committees is an independent director. The Board delegates substantial duties and responsibilities to each committee. The committees make recommendations to the Board and report regularly to the Board on their activities and any actions they have taken. We believe that our independent Board committees and their chairman are an important aspect of our Board leadership structure.

Risk Oversight and Analysis

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, political, regulatory, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Our management is responsible for managing the risks we face in the ordinary course of operating our business. The Board oversees potential risks and our risk management activities by receiving operational and strategic presentations from management which include discussions of key risks to our business.

Our Board believes that open communication between management and our Board is essential for effective risk management and oversight. Our Board meets with our Chief Executive Officer and other members of the senior management team at meetings of our Board, where, among other topics, they discuss strategy and risks facing the Company, as well as at such other times as they deem appropriate.

While our Board has the ultimate responsibility for risk management and oversight, various committees of the Board also support the Board in its fulfillment of this responsibility. For example, our Audit Committee assists the Board in its risk oversight function by reviewing and discussing with management our system of disclosure controls and our internal controls over financial reporting risks associated with our cash investment policies, risks related to regulatory matters, and evaluating and advising on other matters. Our business is run conservatively and excessive risk-taking has been discouraged. As a result, risk analysis has not been a significant factor for our Compensation Committee in establishing compensation. The Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure. The Strategic Transactions Committee evaluates business development opportunities from time to time, as well as any risks and benefits associated with acquiring potential targets, and reports back to the full Board with their recommendations.

Committees of the Board

Our Board has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Strategic Transactions Committee. Additionally, in 2016, the Board established the CEO Search committee. The membership during the last fiscal year, and the function of each of the committees, are described below.

Name of Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Strategic Transactions Committee	CEO Search Committee
Non-Employee Directors:
David B. Apfelberg, M.D.		X	X
Gregory Barrett		X*	X		X*
David A. Gollnick
Timothy J. O’Shea	X		X*	X
J. Daniel Plants			X	X*	X
Clint H. Severson	X		X		X
Jerry P. Widman	X*	X	X

Employee Director:
James Reinstein

Number of Meetings Held During the Last Fiscal Year	5	6	1	3	5

X     =     Committee member

*     =     Chairman of Committee

Audit Committee. The Audit Committee oversees the Company’s accounting and financial reporting processes and the audits of its financial statements. The Audit Committee operates under a written charter adopted by the Board and a copy of the charter can be found on the Investor page, under the Corporate Governance section of our website at www.cutera.com. In this role, the Audit Committee monitors and oversees the integrity of the Company’s financial statements and related disclosures, the qualifications, independence, and performance of the Company’s Independent Registered Public Accounting Firm, and the Company’s compliance with applicable legal requirements and its business conduct policies. Our Board has determined that each member of the Audit Committee meets the independence and financial literacy requirements of the NASDAQ rules and the independence requirements of the SEC. Our Board has determined that Jerry P. Widman continues to qualify as an “audit committee financial expert,” as defined in SEC rules. The report of the Audit Committee appears on page 16 of this proxy statement.

Compensation Committee. The Compensation Committee, together with our Board, establishes compensation for our CEO and the other executive officers and administers the Company’s Amended and Restated 2004 Equity Incentive Plan and the 2004 Employee Stock Purchase Plan. Each member of the Compensation Committee meets the requirements for independence for compensation committee members under the NASDAQ listing standards and SEC rules and regulations, including Rule 10C-1 under the Exchange Act. Each member of our Compensation Committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code. The Compensation Committee has a written charter, which was adopted by our Board, and can be found on the Investor page, under the Corporate Governance section of our website at www.cutera.com. The report of the Compensation Committee appears on page 57 of this proxy statement.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee reviews and makes recommendations to the Board on matters concerning corporate governance, Board composition, identification, evaluation and nomination of director candidates, Board committees, Board compensation, and conflicts of interest. Each member of our nominating and corporate governance committee meets the requirements for independence under the NASDAQ listing standards and SEC rules and regulations. The Nominating and Corporate Governance Committee has a written charter, which was adopted by our Board and can be found on the Investor page, under the Corporate Governance section of our website at www.cutera.com.

In October 2016, The Nominating and Corporate Governance Committee eliminated the lead independent director position, recommended that the Board approve the appointment of Mr. Plants as the Chairman of the Board, and approved the establishment of the CEO Search Committee. The Committee members approved the following compensation for the services to be provided by the respective directors for these positions as follows:

●	Chairman of the Board - $50,000 per year
●	Chairman of the Search Committee- $96,000 per year
●	Each Member of the CEO Search Committee- $48,000 per year.

Strategic Transactions Committee. The Strategic Transactions Committee reviews and evaluates any potential strategic business combination transactions as the possibilities arise and other related or pertinent strategic alternatives for the Company (which may include, but are not limited to, a merger, other business combination, recapitalization, acquisition, spin-off, split-off, acquisition of a subsidiary, division or unit, or other similar transaction).

CEO Search Committee. Following the departure of Mr. Connors, our former President and CEO, in August 2016, our Board established a CEO Search Committee comprised of Mr. Barrett as the Chairman, Mr. Plants and Mr. Severson. The CEO Search Committee hired a search recruiter to identify and evaluate potential candidates, conducted interviews, evaluated the compensation needed to recruit a qualified candidate and finally negotiated the compensation package of Mr. Reinstein , the replacement President and CEO hired in January 2017.

Meetings Attended by Directors

During 2016, the Board held 11 meetings, the Audit Committee held five meetings, the Compensation Committee held six meetings, the Strategic Transactions Committee held three meetings, the Nominating and Corporate Governance Committee held one meeting and the CEO Search Committee held five formal meetings. Each of the directors attended at least 95% of the meetings of the Board or committee(s) on which he served during 2016.

The directors of the Company are encouraged to attend the Company’s Annual Meeting of Stockholders. In 2016, directors Mr. Connors and Mr. Plants attended the meeting in-person, Mr. Severson was not able to attend, and the remaining five directors attended the meeting telephonically.

Director Nomination Process

Director Qualifications. While the Nominating and Corporate Governance Committee has not established specific minimum qualifications for director candidates and does not maintain a specific policy with respect to Board diversity, the candidates for Board membership should have the highest professional and personal ethics and values, and conduct themselves consistent with our Code of Ethics. While the Nominating and Corporate Governance Committee has not formalized specific minimum qualifications they believe must be met by a candidate to be recommended by the independent members, the Nominating and Corporate Governance Committee believes that candidates and nominees must reflect a Board that is comprised of directors who (i) have broad and relevant experience, (ii) are predominantly independent, (iii) are of high integrity, (iv) have qualifications that will increase overall Board effectiveness and enhance long-term stockholder value, and (v) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to Audit Committee members.

Stockholder Nominations and Recommendations. As described above in the Question and Answer section of this proxy statement under “What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as directors?,” our bylaws set forth the procedure for the proper submission of stockholder nominations for membership on our Board. In addition, the Nominating and Corporate Governance Committee may consider properly submitted stockholder recommendations (as opposed to formal nominations) for candidates for membership on the Board. A stockholder may make such a recommendation by submitting the following information to our Secretary at 3240 Bayshore Blvd., Brisbane, California 94005-1021 no later than January 5, 2018:

●	the candidate’s name;
●	home and business contact information;
●	detailed biographical data, relevant qualifications, professional and personal references;
●	information regarding any relationships between the candidate and Cutera within the last three years; and
●	evidence of ownership of Cutera stock by the recommending stockholder.

Identifying and Evaluating Director Nominees. Typically new candidates for nomination to the Board are suggested by existing directors or by our executive officers, although candidates may initially come to our attention through professional search firms, stockholders or other persons. The Nominating and Corporate Governance Committee carefully reviews the qualifications of any candidates who have been properly brought to its attention. Such a review may, in the Nominating and Corporate Governance Committee’s discretion, include a review solely of information provided to the Nominating and Corporate Governance Committee or may also include discussion with persons familiar with the candidate, an interview with the candidate or other actions that the Nominating and Corporate Governance Committee deems proper. The Nominating and Corporate Governance Committee shall consider the suitability of each candidate, including the current members of the Board, in light of the current size and composition of the Board. In evaluating the qualifications of the candidates, Nominating and Corporate Governance Committee considers many factors, including, issues of character, judgment, independence, expertise, length of service, and other commitments. In addition, the Nominating and Corporate Governance Committee takes into account diversity in professional experience, skills and background in considering and evaluating candidates. However, while diversity relating to background, skill, experience and perspective is one factor considered in the nomination process, the Company does not have a formal policy relating to diversity. The Nominating and Corporate Governance Committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors. Candidates properly recommended by stockholders are evaluated by the Nominating and Corporate Governance Committee using the same criteria as other candidates. Candidates are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

Director Nominees at our 2017 Annual Meeting. Our Nominating and Corporate Governance Committee recommended the director nominees for nomination to our Board.

Director Compensation

The following table sets forth a summary of the cash compensation paid, and the grant date fair value of shares of Cutera common stock which vest over a one-year period, awarded to our non-employee directors in the fiscal year ended December 31, 2016.

2016 Director Compensation Table

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)		Option Awards	All Other Compensation(3)		Total
David B. Apfelberg, M.D.	$51,000	$60,000		$—	$—		$111,000
Gregory Barrett	85,000	60,000		—	—		145,000
David A. Gollnick	33,750	147,100	(4)	—	182,100	(3)	362,950
Timothy J. O’Shea	62,500	60,000		—	—		122,500
J. Daniel Plants	72,500	60,000		—	—		132,500
Clint H. Severson	62,500	60,000		—	—		122,500
Jerry P. Widman	71,000	60,000		—	—		131,000

(1)	The amounts reported in this column were earned in connection with serving on our Board and its committees, or as committee Chairman retainers, each as described below.
(2)

The amounts reported in this column represent the aggregate grant date fair value of shares of Cutera common stock which vest over a one-year period, awarded during the fiscal year ended December 31, 2016 to each of the non-employee directors. In addition, Mr. Gollnick received 6,500 Restricted Stock Units (“RSUs”)on October 28, 2016 valued at $87,100 which vest over a four year period for consulting services provided to the Company in 2016. The valuation of the equity awards were calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718.

(3)

The amounts reported in this column were earned for services provided for other than serving on our Board or its committees. Mr. Gollnick’s fees of $182,100 related to management consulting services provided to the Company

(4)	In addition to the $60,000 of stock awards for serving on our Board, Mr. Gollnick was granted 6,500 Restricted Stock Units ("RSUs") valued at $87,100 for consulting services provided to the Company in 2016.

Compensation of the Board of Directors for their position on the Board and its committees

For 2016, our non-employee directors earned the following compens:

●	$45,000 for service as a Board member;
●	$6,000 additionally for service as a Compensation Committee member;
●	$7,500 additionally for service as an Audit Committee member;
●	$5,000 additionally for service as a Strategic Transactions Committee member;
●	$20,000 additionally for service as Chairman of the Audit Committee;
●	$20,000 additionally for service as Chairman of the Compensation Committee; and
●	$5,000 additionally for service as Chairman of the Nominating and Corporate Governance Committee.

In October 2016, the Nominating and Corporate Governance Committee recommended the appointment of Mr. Plants as the Chairman of the Board and that the compensation payable for this position shall be $50,000 per year.

In October 2016, the Nominating and Corporate Governance Committee approved (with Mr. Plants, Mr. Barrett and Mr. Severson abstaining from the voting) the following compensation for the services provided by the CEO Search Committee members, with effect from August 15, 2016, as follows:

●	Mr. Barrett for his role as Chairman- $96,000 per year.
●	Each of Mr. Plants and Mr. Severson for their role as members - $48,000 per year.

Equity Awards for Members of the Board of Directors

Our Amended and Restated 2004 Equity Incentive Plan provides for the automatic grant of options to purchase shares of Cutera common stock to our non-employee directors. Each non-employee director who is appointed to the Board will receive an initial option to purchase 14,000 shares of Cutera common stock upon such appointment. Each of these stock options will have an exercise price equal to fair market value of Cutera common stock on the date of grant and a term of seven years and will become exercisable as to one-third of the shares subject to the option on each anniversary of its date of grant, provided the non-employee director remains a director on such dates. In addition, each non-employee director, who is a director on the date of each Annual Meeting of Stockholders and has been a director for at least the preceding six months, will receive an award of shares represented by the quotient of $60,000 divided by the closing market price of Cutera common stock on the date of such Annual Meeting. These shares vest on the one-year anniversary of the grant date.

Code of Ethics

We are committed to maintaining the highest standards of business conduct and ethics. Our Code of Ethics, as amended, (the “Code”) reflects our values and the business practices and principles of behavior that support this commitment. The Code is intended to satisfy SEC rules for a “code of ethics” required by Section 406 of the Sarbanes-Oxley Act of 2002, as well as the NASDAQ listing standards requirement for a “code of conduct.” The Code is available on the Company’s website at www.cutera.com. We will post any amendment to the Code, as well as any waivers that are required to be disclosed by the rules of the SEC or NASDAQ, on our website.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of the following members: David Apfelberg, M.D., Gregory Barrett and Jerry Widman. Neither any member of the Compensation Committee, nor any of our NEOs, has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

None of the members of our Compensation Committee is or has been our officer or employee. None of our executive officers currently serves, or in the past year has served, as a member of the Board or Compensation Committee (or other Board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our Board or Compensation Committee.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Communications with the Board by Stockholders

Stockholders wishing to communicate with the Board or with an individual Board member concerning the Company may do so by writing to the Board or to the particular Board member, and mailing the correspondence to: Attention: Board, c/o Secretary, Cutera, Inc., 3240 Bayshore Blvd., Brisbane, California 94005-1021. The envelope should indicate that it contains a stockholder communication. All such stockholder communications will be forwarded to the director or directors to whom the communications are addressed.

Stock Ownership Guidelines

To enhance our overall corporate governance practices and director compensation program, our Board adopted stock ownership guidelines for our non-employee directors, which the Compensation Committee intends to review annually. These guidelines are designed to align our non-employee directors’ interests with our stockholders’ long-term interests by promoting long-term ownership of Cutera common stock. These guidelines provide that, within five years of the later of the adoption of the guidelines (April 27, 2012) or his or her first date of election to our Board, our non-employee directors must hold shares of Cutera common stock having a value not less than three times the value of their annual retainer for general Board service.

As of April 17, 2017, the non-employee directors’ holdings and target guidelines were as follows:

Non-Employee Directors	Stock Ownership as of April 17, 2017		Minimum Stock Ownership Required

David B. Apfelberg, M.D.	4,204	(4)	6,716
Gregory Barrett	26,254		6,716	(1)
David A. Gollnick	71,182		6,716	(1)
Timothy J. O’Shea	36,158		6,716	(1)
J. Daniel Plants	—	(5)	6,716	(2)
Clint H. Severson	4,000		6,716	(3)
Jerry P. Widman	35,358		6,716	(1)

(1)	Based on the closing stock price of $20.10 on April 17, 2017, each of these non-employee directors already held shares that exceed the minimum stock ownership required.
(2)	By January 6, 2020, based on the closing stock price of $20.10 on April 17, 2017.
(3)	By January 3, 2020, based on the closing stock price of $20.10 on April 17, 2017.
(4)	Dr. Apfelberg has been in compliance with the stock ownership guidelines since they were put in place on April 27, 2012, since he owned the required number of shares on that date.
(5)	Mr. Plants is the Managing Partner of Voce Capital Management LLC, the holder of 477,031 shares (approximately 3.4%) of our outstanding common stock as of the Record Date. While Mr. Plants has disclaimed beneficial ownership of the shares owned by Voce Capital Management LLC, except to the extent of his pecuniary interest therein, he has the sole or shared voting power of these shares.

On January 6, 2015, we entered into an agreement with Voce Capital Management LLC and Mr. Plants (the “Voce Agreement”), which was filed with the SEC on January 8, 2015. The Voce Agreement states the terms and understandings concerning the nomination and election of Mr. Plants to our Board of Directors and other matters. Further, it was agreed that if, at any time Voce’s ownership in our common stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) falls below 140,000 shares, then Mr. Plants will immediately resign from our Board.

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter, the Audit Committee of the Board is responsible for assisting the Board to fulfill its oversight of the integrity of the Company’s financial statements and internal controls, the Company’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of the Company’s internal audit function and independent auditors. It is the responsibility of the Company’s management to prepare the Company’s financial statements, develop and maintain adequate systems of internal accounting and financial controls, facilitating the internal audit intended to evaluate the adequacy and effectiveness of the Company’s financial and operating internal control systems.

BDO USA, LLP (“BDO ”), the Company’s independent registered public accounting firm for 2016 (the independent auditors), was responsible for performing independent audits of the Company’s consolidated financial statements and internal control over financial reporting and issuing an opinion on the conformity of those audited financial statements with generally accepted accounting principles in the United States of America (“GAAP”) and on the effectiveness of the Company’s internal control over financial reporting. The independent auditors also review the Company’s interim financial statements in accordance with applicable auditing standards.

In evaluating the independence of BDO, the Audit Committee has (i) received the written disclosures and the letter from BDO required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding the audit firm’s communications with the committee concerning independence, and (ii) discussed with BDO the firm’s independence from the Company and management. The committee has concluded that BDO was independent from the Company and its management. The committee has reviewed with the independent auditors and the Company’s internal auditors the overall scope and specific plans for their respective audits, and the committee regularly monitored the progress of both in assessing the Company’s compliance with Section 404 of the Sarbanes-Oxley Act, including their findings, required resources and progress.

In 2016, the Audit Committee held five meetings. At every regular meeting, the Committee reviews the results of the independent auditor’s examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s accounting and financial reporting. Following the regular meeting, the committee meets separately with the independent auditors, without management present, and also meets separately with the Company’s management. In addition, from time-to-time the Audit Committee met with the independent internal audit firm.

The committee has met and discussed with management and the independent auditors the fair and complete presentation of the Company’s financial statements. The committee has also discussed and reviewed with the independent auditors all communications required, including those described in Auditing Standards No. 16, “Communications with Audit Committees,” as adopted by the PCAOB. The committee has discussed significant accounting policies applied in the financial statements as well as alternative treatments. Management has represented that the consolidated financial statements have been prepared in accordance with GAAP and the committee has reviewed and discussed the audited consolidated financial statements with both management and the independent auditors.

Relying on the foregoing reviews and discussions, the committee recommended to the Board, and the Board approved, inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the Securities and Exchange Commission.

The foregoing report is provided by the undersigned members of the Audit Committee.

Timothy J. O’Shea

Clint H. Severson

Jerry P. Widman

The material in this report is not deemed soliciting material or filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in those filings.

PROPOSAL ONE—APPROVAL OF THE SECOND AMENDED AND RESTATED CERTIFICATE TO DECLASSIFY THE BOARD OF DIRECTORS

The Board approved, adopted and declared advisable the amendment and restatement of the Company’s Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) on April 13, 2017, to declassify the Board, provide for the annual election of directors and confirm that directors may be removable with or without cause. The Board regularly reviews the Company’s corporate governance practices. Currently, the Company’s Amended and Restated Certificate divides Board members into three classes, with the directors in each class being elected for a three-year term. The term of the three classes is staggered so that only one class of directors is nominated for election at any one annual stockholder meeting. The Board has considered the advantages and disadvantages of maintaining a classified board structure and has concluded, after careful consideration, that an unclassified board is in the best interests of the Company and its stockholders. The Board believes that annual elections of directors will provide our stockholders with the opportunity to register their views on the performance of the entire Board each year and thereby enhance the Board’s accountability to stockholders.

If this Proposal One is approved by the requisite vote of stockholders, the entire Board will be elected annually for one-year terms to commence at the Annual Meeting in 2018, and directors will be removable with or without cause. To implement this amendment, the Amended and Restated Certificate will be amended and restated in its entirety as set forth in the Second Amended and Restated Certificate (the “Second Amended and Restated Certificate”) attached hereto as Appendix A, which will become effective in connection with its filing with the Secretary of State of the State of Delaware; our Board also intends to make certain conforming changes to our bylaws. This summary of the Second Amended and Restated Certificate is qualified in its entirety by the text of the Second Amended and Restated Certificate attached as Appendix A.

If our stockholders do not approve this Proposal One, our Board will remain classified and directors will remain removable only for cause.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND AND RESTATE THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF CUTERA, INC. TO DECLASSIFY THE BOARD.

PROPOSAL TWO—ELECTION OF DIRECTORS

Classes of the Board of Directors

Our current Amended and Restated Certificate of Incorporation provides that our Board shall be divided into three classes designated as Class I, Class II and Class III, respectively, with the classes of directors serving for staggered three-year terms. Our Board currently consists of eight directors, divided among the three classes as follows:

●	three Class I directors, David A. Gollnick, James A. Reinstein and Clint H. Severson, whose terms expire at our Annual Meeting of Stockholders to be held in 2017;
●	two Class II directors, David B. Apfelberg, M.D. and Timothy J. O’Shea, whose terms expire at our Annual Meeting of Stockholders to be held in 2018; and
●	three Class III directors Gregory Barrett, J. Daniel Plants and Jerry P. Widman, whose terms expire at the Annual Meeting of Stockholders to be held in 2019.

The name of each member of the Board, the class in which he serves, and his age as of the Record Date, principal occupation and length of service on the Board are as follows:

Name	Term Expires	Age	Principal Occupation	Director Since
Class I Directors
David A. Gollnick	2017	53	Former Vice President (“VP”) of North American Sales and Former Executive Vice President (“EVP”) of Research and Development	1998
James A. Reinstein	2017	52	President and CEO	2017
Clint H. Severson(2)(3)	2017	69	President and CEO, Abaxis, Inc.	2015
Class II Directors
David B. Apfelberg, M.D.(1)(3)	2018	75	Clinical Professor of Plastic Surgery, Stanford University Medical Center	1998
Timothy J. O’Shea(2)(3)(4)	2018	64	Former Managing Director, Oxo Capital	2004
Class III Directors
Gregory Barrett(1)(3)	2019	63	Former President and CEO, DFINE, Inc.	2011
J. Daniel Plants(3)(4)	2019	49	Managing Partner, Voce Capital Management LLC	2015
Jerry P. Widman(1)(2)(3)	2019	74	Former CFO, Ascension Health	2004

(1)     Member of the Compensation Committee.

(2)     Member of the Audit Committee.

(3)     Member of Nominating and Corporate Governance Committee.

(4)     Member of the Strategic Transactions Committee.

Director Nominees

The Board has nominated David A. Gollnick, James A. Reinstein and Clint H. Severson for re-election as Class I directors.

David A. Gollnick has served as a member of our Board since our inception in August 1998. From September 2014 to present, Mr. Gollnick has consulted with the Company in various functions, including research and development, clinical development and other management support matters. From February 2014 to June 2014, he held the position of Vice President of North American Sales for the Company. From March 2009 to December 2014, Mr. Gollnick consulted with the Company regarding product development, clinical, sales and marketing support as needed. Mr. Gollnick served as our EVP of Research and Development from April 2007 to March 2009 and as Vice President of Research and Development from August 1998 until April 2007. From June 1996 to July 1998, Mr. Gollnick held the position of Vice President of Research and Development at Coherent Medical Group, a unit of Coherent Inc. Mr. Gollnick holds a B.S. in Mechanical Engineering from Fresno State University. We believe Mr. Gollnick’s qualifications to serve on our Board include his technical experience in researching and developing products for the aesthetic medical equipment industry and his understanding of our employees, products and operations.

James A Reinstein has served as our President and CEO and a member of our Board since January 2017. Prior to joining Cutera, Mr. Reinstein served as the CEO of Drawbridge Health Inc., a joint venture of GE Ventures and GE Healthcare. Prior to Drawbridge, Mr. Reinstein was the CEO of Aptus Endosystems from 2012 until its acquisition by Medtronic in 2015. From 2007 to 2012, Mr. Reinstein was the EVP and Chief Commercial Officer of Cyberonics, Inc. Prior to Cyberonics, Mr. Reinstein held a variety of management positions of increasing responsibility within Boston Scientific Corporation from 1990 to 2007, including Vice President and Regional Head of an Asian business unit and Country Director of Boston Scientific de Mexico. Mr. Reinstein holds a BBA in Marketing from University of Georgia. We believe Mr. Reinstein’s qualifications to serve on our Board include his prior education and training, leadership qualities, and over 25 years’ executive experience in managing companies in the medical device industry.

Clint Severson has served as a member of our Board since January 2015. He is presently the Chairman, Chief Executive Officer and President of Abaxis, Inc., a manufacturer of portable blood analysis systems. Mr. Severson also currently serves on the Board of Trinity Biotech and was a member of the Board of Response Biomedical Corporation until they were acquired. From February 1989 to May 1996, Mr. Severson served as President and Chief Executive Officer of MAST Immunosystems, Inc., a privately-held medical diagnostics company. We believe Mr. Severson’s qualifications to serve on our Board include his more than 40 years of experience as an executive in the medical and biotechnology industries.

If elected to our Board, and if Proposal One to approve the Second Amended and Restated Certificate to declassify our Board is not approved, then directors Mr. Gollnick, Mr. Reinstein and Mr. Severson would each hold office as a Class I director until our Annual Meeting of Stockholders to be held in 2020 and until such director’s successor is elected and qualified, or until the earlier of their resignation, removal, or death. If Proposal One to declassify our Board is approved, then each such director would hold office until the Annual Meeting of stockholders to be held in 2018 and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE THREE NOMINEES FOR CLASS I DIRECTOR LISTED ABOVE.

Directors Whose Terms Extend Beyond the 2017 Annual Meeting

David B. Apfelberg, M.D. has served as a member of our Board since November 1998. Since 1980, Dr. Apfelberg has held various roles at the Stanford University Medical Center, and currently serves as an Adjunct Clinical Professor of Plastic Surgery. Since 1987, Dr. Apfelberg has also been a consultant for entrepreneurs and venture capital companies in the areas of medical devices and medicine. From June 1991 to May 2001, Dr. Apfelberg was Director of the Plastic Surgery Center in Atherton, California. Dr. Apfelberg is the author of five books on lasers in medicine and is a founding member and past president of the American Society for Lasers in Medicine and Surgery. Dr. Apfelberg holds a B.M.S., Bachelor of Medical Science, and an M.D. from Northwestern University Medical School. We believe Dr. Apfelberg’s qualifications to serve on our Board include his medical expertise, understanding of our products, and his knowledge of the aesthetics market generally.

Gregory Barrett has served as a member of our Board since October 2011. Mr. Barrett also serves on the board of Aqua Medical, Inc. From September 2013 to October 2016, Mr. Barrett was the President and CEO of DFINE, Inc., a private medical device company that was acquired by Merit Medical. Mr. Barrett was the Chairman, President and CEO of BÂRRX Medical, Inc., a private medical device company that was acquired by Covidien, a manufacturer and distributer of products to treat gastrointestinal diseases. Prior to joining BÂRRX Medical in February 2004, from January 2001 through August 2003, Mr. Barrett served as President and CEO of ACMI Corporation, a developer of medical visualization and energy systems; Group Vice President at Boston Scientific Corporation; Vice President, Global Sales and Marketing at both Orthofix Corporation (formerly American Medical Electronics) and Baxter Healthcare. Mr. Barrett holds a B.A. in Marketing from the University of Texas, Austin. We believe Mr. Barrett’s qualifications to serve on our Board include his more than 38 years of diverse experiences in the medical device industry, including time spent serving as president and CEO of several medical device companies. Mr. Barrett has held various Board positions with Softscope Medical, BaroSense, Monteris Medical (currently Chairman of the Board and member of the Compensation Committee), as well as Board positions with the companies in which he was employed.

J. Daniel Plants was appointed Chairman of the Company's Board of Directors in October 2016 and has been a member of the Board since January 2015. Mr. Plants has been Managing Partner of Voce Capital Management LLC since 2009. Prior to founding Voce Capital Management, Mr. Plants held a number of positions at leading Wall Street firms, including executive roles in investment banking at Goldman Sachs and JPMorgan Chase, and as a corporate attorney with Sullivan & Cromwell. Mr. Plants co-founded The Bay Area Urban Debate League and served as its Vice Chairman from 2008 to 2012. Mr. Plants holds a Juris Doctorate degree from University of Michigan Law School and an undergraduate degree from Baylor University. We believe Mr. Plants’ qualifications to serve on our Board include his substantial experience as a strategic advisor and corporate attorney, as well as his role as the founder of a successful investment management firm and status as a significant Company stockholder, which bring valuable skills and perspective to the Board in the areas of finance, capital markets, strategy and corporate governance.

Timothy J O'Shea has served as a member of our Board since April 2004. Mr. O'Shea was with OXO Capital from 2008 to 2014 serving as managing director. From 1995 to 2008, he served in a variety of management positions at Boston Scientific, including Corporate Vice President of Business Development from 2000 to 2008. Mr. O'Shea currently acts as an advisor to several medical device companies. Mr. O'Shea holds a B.A. in history from the University of Detroit. We believe Mr. O'Shea's qualifications to serve on our Board include his corporate marketing knowledge as well as his diverse experience in the medical device industry working for a large medical device company.

Jerry P. Widman has served as a member of our Board since March 2004. From 1982 to 2001, Mr. Widman served as the Chief Financial Officer of Ascension Health, a not-for-profit multi-hospital system. Mr. Widman has served as a member of the Board of several other privately-held and publicly-held companies in the healthcare industry. Mr. Widman has accumulated over 50 years of Board experience with 14 companies. Mr. Widman holds a B.B.A. from Case Western Reserve University, an M.B.A. from the University of Denver, a J.D. from Cleveland State University, and is a Certified Public Accountant. We believe Mr. Widman’s qualifications to serve on our Board include his financial expertise and prior experience as a CFO, as well as his experience serving on the boards of various public and private companies.

PROPOSAL THREE—RATIFICATION OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected BDO USA, LLP (“BDO”) as the Independent Registered Public Accounting Firm to perform the audit of the Company’s consolidated financial statements for the fiscal years ending December 31, 2017. BDO audited the Company’s consolidated financial statements for the fiscal years 2016, 2015 and 2014.

The Board is asking the stockholders to ratify the selection of BDO as the Company’s Independent Registered Public Accounting Firm for 2017. Although not required by law, by rules of NASDAQ, or by the Company’s bylaws, the Board is submitting the selection of BDO to the stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different Independent Registered Public Accounting Firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

We have requested that representatives of BDO be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from the Company’s stockholders.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE SELECTION OF BDO AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017.

Audit and Non-Audit Services

To help ensure the independence of the Independent Registered Public Accounting Firm, the Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services to be performed for the Company by its Independent Registered Public Accounting Firm. Pursuant to this policy, all audit and non-audit services to be performed by the Independent Registered Public Accounting Firm must be approved in advance by the Audit Committee. The Audit Committee may delegate to one or more of its members the authority to grant the required approvals, provided that any exercise of such authority is presented to the full Audit Committee at its next regularly scheduled meeting.

All of the services provided by BDO described in the table below were approved by the Audit Committee.

The aggregate fees incurred by the Company for audit and non-audit services in 2016 and 2015 were as follows:

Service Category	2016	2015
BDO USA LLP:
Audit Fees(1)	$513,821	$457,120
Audit-Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees	$—	$—
Total BDO USA LLP	$513,821	$457,120

(1)

In accordance with the SEC’s definitions and rules, audit fees are comprised of billed and unbilled fees for professional services related to the audit of financial statements and internal control over financial reporting for the Company’s 2016 and 2015 fiscal years as included in the annual report on Form 10-K; and the review of financial statements for interim periods included in the quarterly reports on Form 10-Q within those years.

PROPOSAL FOUR—APPROVAL OF OUR AMENDED AND RESTATED 2004 EQUITY INCENTIVE PLAN

General

We are asking our stockholders to approve the amendment and restatement of the Cutera, Inc. Amended and Restated 2004 Equity Incentive Plan (the “Plan”). Our Board has approved the amendment and restatement of the Plan, subject to approval from stockholders at the 2017 Annual Meeting. We are asking our stockholders to approve the amendments because, among other things, we have insufficient shares available to continue to make equity grants, which we believe are necessary to be able to recruit new employees and continue to provide long-term incentives to existing employees and directors. Outstanding awards under our Plan will remain outstanding and shall continue to be subject to the terms of the Plan and the respective award agreements, until the expiration of such awards in accordance with their terms.

In addition to seeking approval for the additional shares, we are making amendments to certain key provisions of our Plan that we believe reflect good practices and that implement strong governance-related protections for our stockholders.

In particular, we are seeking stockholder approval of the following material changes to the Plan:

(i)	Increase the number of shares available for future grant by 1,600,000;
(ii)	Extend the term of the Plan to the date of the Annual Meeting of the Company’s stockholders in 2022;
(iii)	Amend the Plan to provide that dividends cannot be paid to participants in the Plan with respect to awards granted under the Plan that have not yet vested and been exercised or settled;
(iv)

Implement a limitation in the Plan such that no non-employee director of the Company may be granted, in any fiscal year, equity awards with an aggregate grant date fair value greater than $300,000; and

(v)

Obtain stockholder approval for the material terms of the Plan such that equity awards granted under the Plan may qualify as “performance based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”) (collectively, the “Amendments”).

Approval of the additional shares to be added to our Plan will allow us to continue to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to our success by offering them an opportunity to participate in our future performance. We believe that the Plan is in the best interests of the Company because of the continuing need to provide stock options, restricted stock units, performance stock units, and other equity-based incentives to attract and retain qualified personnel and to respond to relevant market changes in equity compensation practices. The use of equity compensation has historically been a significant part of our overall compensation philosophy and is a practice that we plan to continue. In addition, equity awards granted to employees under the Plan will provide our eligible employees with an opportunity to acquire or increase their ownership stake in us, and we believe this aligns their interests with those of our stockholders, creating strong incentives for our employees to work hard for our future growth and success.

We firmly believe that a broad-based equity program is a necessary and powerful employee incentive and retention tool that benefits all of our stockholders. Equity ownership programs put employees’ interests directly into alignment with those of other stockholders, as they reward employees based upon stock price performance. Without the ability to grant market-based equity incentive to our employees, we believe we would be at a disadvantage against competitor companies to provide the total compensation package necessary to attract, retain and motivate the employee talent critical to our future success. Without equity incentives, we would be forced to consider cash replacement alternatives to provide a market-competitive total compensation package necessary to attract, retain and motivate the employee talent critical to our future growth and success. These cash replacement alternatives could, among other things, reduce the cash available for investment in growth and development of new and existing products, cause a loss of motivation by employees to achieve superior performance over the longer term, and reduce the incentive of employees to remain employed with us during the equity award vesting period.

Our current practice is to limit equity grants to a select group of key employees that includes new hires, members of the management team, senior executive team members and non-employee directors. Our practice is to grant a mix of stock options, restricted stock units (“RSUs") and performance stock units (“PSUs”). We believe that equity compensation is an important component of our long-term employee incentive and retention plan and has been very effective in enabling us to attract and retain the talent critical for an innovative and growth-focused company.

If the Company’s stockholders do not approve the Amended and Restated 2004 Plan, then the term, conditions and current share limits of the Plan will continue in effect, and we will continue to make awards under the 2004 Plan, subject to such terms, conditions and share limits. However, the Company’s plans to operate its business could be adversely affected as reduced equity awards could increase employee turnover, make it more difficult to motivate and retain existing employees, make us less competitive in hiring new talent into the Company to grow our business. Additionally, as a consequence, we may need to increase the cash-based compensation incentives in hiring and retaining top talent, which could adversely impact our financial results of operations, cash flows and balance sheet.

If approved, the Amended and Restated 2004 Plan is intended to allow us to deduct for U.S. federal income tax purposes the compensation recognized by our executive officers in connection with certain awards granted thereunder. Section 162(m) generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance. However, certain types of compensation, including performance-based compensation, generally are excluded from this deductibility limit. To enable compensation in connection with stock options, stock appreciation rights and certain restricted stock grants, restricted stock units, performance shares and performance units awarded under the Amended and Restated 2004 Plan to qualify as “performance-based” within the meaning of Section 162(m), stockholders are being asked to approve the material terms of the Amended and Restated 2004 Plan, including the eligibility requirements for participating in the Plan, the performance measures upon which specific performance goals applicable to certain awards would be based, the limits on the number of Shares or compensation that could be paid to participants, and the other material terms of the awards described below. If the Amended and Restated 2004 Plan is approved, we will retain the ability to grant equity awards under the 2004 Plan that do not qualify as “performance-based” compensation within the meaning of Section 162(m).

Design of our Plan and Grant Practices

Our Plan design is set-up to conform to best current compensation practices and implement strong governance-related protections for our stockholders, which include:

Administration- Our Plan is administered by the compensation committee of the Board, which is comprised entirely of independent non-employee directors.

No evergreen provision- Stockholder approval is required for additional shares. Our Plan does not contain an annual “evergreen” provision so that stockholder approval is required to increase the maximum number of securities that may be issued under the Plan.

Exchange or repricing programs are not allowed without stockholder approval. The Plan prohibits the repricing or other exchange for plan awards or cash of underwater stock options and stock appreciation rights without prior stockholder approval.

No discount stock options or stock appreciation rights. All stock options and stock appreciation rights will have an exercise price equal to at least the fair market value of our common stock on the date the stock option or stock appreciation right is granted.

“Fungible share” provision whereby for each full-value award issued under the Plan results in a requirement to subtract 2.12 shares from the shares reserved under the Plan.

No “liberal” share recycling features- deducts the shares available for issuance under the Plan by the gross number of shares for which an award is exercised or vests, not the net number of shares actually issued upon exercise (in the event the exercise price is paid in shares of the Company’s common stock or shares are withheld to satisfy tax withholding obligations).

Does not provide for the automatic full “single trigger” acceleration of outstanding equity awards in the event of a change in control if such equity awards are assumed by the successor corporation.

Annual limits on non-employee director grants, The Plan now includes a fixed maximum limit of $300,000 as to the maximum value of equity awards that may be granted in each fiscal year to any single non-employee director.

No dividend payments on unvested shares. No dividend payments will be made on unvested shares subject to grants, but instead any dividends will be deferred until awards become vested and are exercised / settled.

No tax gross-ups. The Plan does not provide for any tax gross-ups.

Historical Equity Awards Data as of the Record Date (April 17, 2017)

As of April 17, 2017, we had 943,274 outstanding stock options with a weighted average exercise price of $10.12 per share and a weighted average remaining contractual term of 3.91 years. We also had 498,407 outstanding RSUs and PSUs with a weighted average remaining contractual term of 1.24 years.

There were 1,925,682 shares available for grant in our Plan as of April 17, 2017 (including the 1,600,000 shares that we are requesting stockholders to approve at the 2017 Annual Meeting).

Burn Rate and Overhang

The following table summarizes the Company’s gross burn rate over the prior three fiscal years (2014-2016):

Fiscal Year	Option Grants	RSU Grants	PSUs Earned (1)	WASO (2)	Burn Rate(3)
2014	486,000	255,563	84,827	14,254,000	5.80%
2015	129,000	128,437	56,142	13,960,000	2.25%
2016	162,000	275,215	95,775	13,224,714	4.03%

(1)	The Company granted 105,000 PSUs in 2014, 74,667 PSUs in 2015 and 204,976 PSUs in 2016.
(2)	WASO means the weighted average common shares outstanding for each fiscal year.
(3)	Burn Rate is calculated by dividing:
a.	The period’s number of shares subject to stock options, plus RSU awards ‘granted,’ plus PSU awards ‘earned’ in each fiscal year during the period; divided by
b.	the weighted-average number of shares outstanding for each fiscal year during the period.

The Company’s burn rate for fiscal year 2016, and for the three-year period from 2014 to 2016, was 4.0%.

Post-Increase Total Overhang as of Record Date (April 17, 2017)

The following table summarizes, as of April 17, 2017, the Company’s issued and total equity overhang.

	Issued Overhang (1)	Total Overhang (2)
Cutera (no additional share authorization)	10.4%	12.8%
Cutera (with additional share authorization)	10.4%	24.3%

(1)	Issued overhang is calculated by dividing (a) the number of shares subject to equity awards outstanding at the end of the period by (b) the number of shares outstanding at the end of the period.
(2)	Total overhang is calculated by dividing:

(a) the sum of (x) the number of shares subject to equity awards outstanding at the end of the period and (y) the number of shares available for future grant under equity plans, by;

(b) the number of shares outstanding at the end of the period.

Our Compensation Committee carefully considers the impact of potential dilution on our stockholders from equity-based awards, as well as the ability to maintain an equity incentive plan that can attract and retain employee talent, while keeping the rate of dilution low. After carefully forecasting our anticipated growth rate for the next few years and considering our historical forfeiture rates, we currently believe that the share reserve which will include the additional 1,600,000 shares will be sufficient for us to make anticipated grants of equity incentive awards under our current compensation program for at least the next two years. However, a change in business conditions or our strategy, one or more acquisitions, or equity market performance could alter this projection. The Compensation Committee and the Board believe that approving at least two years’ projected equity awards would enable stockholders to continue to provide input on share increases in equity plans on a reasonable interval.

Our Directors and NEOs have an interest in this proposal as they are eligible to receive equity awards under the 2004 Plan.

What Happens if Stockholders Do Not Approve the Amended and Restated 2004 Plan

If the Company’s stockholders do not approve the Amended and Restated 2004 Plan, then the term, conditions and current share limits of the Plan will continue in effect, and we will continue to make awards under the 2004 Plan, subject to such terms, conditions and share limits. However, the Company’s plans to operate its business could be adversely affected as reduced equity awards could increase employee turnover, make it more difficult to motivate and retain existing employees, make Cutera less competitive in hiring new talent into the Company to grow our business. Additionally, as a consequence, we may need to increase the cash-based compensation incentives in hiring and retaining top talent, which could adversely impact our financial results of operations, cash flows and balance sheet.

Vote Required

Approval of the amendment and restatement of the Plan requires the affirmative vote of a majority of the shares of our Common Stock that are present in person or proxy and entitled to vote at the Annual Meeting.

Board of Directors' Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE AMENDED AND RESTATED PLAN.

Summary of the Amended and Restated Plan

The following is a summary of the principal features of the Plan and its operation. It is qualified in its entirety by reference to the Plan set forth in this proxy statement as Appendix B.

The Plan provides for the grant of the following types of incentive Awards: (i) stock options, (ii) restricted stock, (iii) restricted stock units, (iv) stock appreciation rights (v) performance units and performance shares, and (vi) and other stock or cash awards. Each of these is referred to individually as an “Award.” Those eligible for Awards under the Plan include employees, directors and consultants who provide services to us or our subsidiaries. As of April 17, 2017, we had approximately 281 employees and 6 outside directors who were eligible to participate in this Plan. The Plan allows us to grant Awards to consultants, however, it has been our practice not to grant awards to consultants.

Number of Shares of Common Stock Available Under the Plan. A total of 1,750,000 shares of common stock were initially authorized for issuance under the Plan, plus approximately 499,000 shares were returned under the 1998 Stock Plan as a result of termination of options or repurchase of shares issued under such plan, and approximately 2,442,000 shares added pursuant to automatic annual increases under the Plan. In 2008, stockholders approved an amendment to the evergreening provision of the Plan which eliminated the “evergreen” provision which provided for an automatic annual increase in the number of shares available in the Plan. In 2012 and 2015 the stockholders approved an additional 1,910,000 and 1,500,000 shares, respectively, to be added to the 2004 Plan.

The Company’s Board of Directors approved on April 13, 2017 to add an incremental 1,600,000 shares to the Plan subject to stockholder approval at the 2017 Annual Meeting on June 14, 2017. As of April 17, 2017, approximately a total of 9,701,000 shares were authorized for issuance under the 2004 Plan, of which 1,925,682 shares remained available for future awards. The shares may be authorized, but unissued or reacquired common stock.

In 2012 the stockholders approved a “fungible share” provision whereby for each full-value award issued under the Plan results in a requirement to subtract 2.12 shares from the shares reserved under the Plan.

If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to restricted stock, restricted stock units, performance shares or performance units, is forfeited to or repurchased by us, the unpurchased shares (or for Awards other than options and stock appreciation rights, the forfeited or repurchased shares) which were subject thereto will become available for future grant or sale under the Plan. Upon exercise of a stock appreciation rights settled in shares, the gross number of shares covered by the portion of the stock appreciation right will cease to be available under the Plan. Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if shares of restricted stock, restricted stock units, performance shares or performance units are repurchased by us or are forfeited to us, such shares will become available for future grant under the Plan as described above. Shares used to pay the exercise price of an Award and/or used to satisfy tax withholding obligations will not become available for future grant or sale under the Plan. To the extent an Award is paid out in cash rather than stock, such cash payment will not reduce the number of shares available for issuance under the Plan.

If we declare a stock dividend or engage in reorganization or other change in our capital structure, including a merger, the Administrator will adjust the (i) number and class of shares available for issuance under the Plan, (ii) number, class and price of shares subject to outstanding Awards, and (iii) specified per-person limits on Awards to reflect the change.

Administration of the Plan. Our Board, or its Compensation Committee, or a committee of directors or of other individuals satisfying applicable laws and appointed by our Board (the “Administrator”), administers the Plan. To make grants to certain of our officers and key employees, the members of the committee must qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”), and as “outside directors” under Section 162(m) (so that we can receive a federal tax deduction for certain compensation paid under the Incentive Plan).

Subject to the terms of the Plan, the Administrator has the sole discretion to select the employees, consultants, and directors who will receive Awards, to determine the terms and conditions of Awards, to modify or amend each Award (subject to the restrictions of the Plan), to interpret the provisions of the Plan and outstanding Awards, and to allow participants to satisfy withholding tax obligations by electing to have us withhold from the shares to be issued upon exercise that number of shares having a fair market value equal to the minimum amount required to be withheld.

The Administrator may, but only with stockholder approval, implement an exchange program under which (i) outstanding Awards may be surrendered or cancelled in exchange for Awards of the same type, Awards of a different type, or cash, (ii) participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award could be reduced.

Automatic Director Grants. The Plan provides for an automatic grant to outside directors of an option to purchase 14,000 shares (the “First Option”) on the date the person first becomes an outside director. Each First Option will vest and become exercisable as to one-third of the shares subject to the option on each annual anniversary of its date of grant. In addition, each outside director who is a director on the date of each Annual Meeting of stockholders and has been a director for at least the preceding six months, will receive an award of shares represented by the quotient of $60,000 divided by the closing market price of Cutera common stock on the date of such Annual Meeting. These shares vest on the one-year anniversary of the grant date.

Options. The Administrator is able to grant non-statutorynonstatutory stock options and incentive stock options under the Plan. The Administrator determines the number of shares subject to each option, although the Plan provides that a participant may not receive options for more than 1,000,000 shares in any fiscal year, except in connection with his or her initial employment with us, in which case he or she may be granted an option covering up to 1,000,000 shares.

The Administrator determines the exercise price of options granted under the Plan, provided the exercise price must be at least equal to, and not less than, the fair market value of our common stock on the date of grant. In addition, the exercise price of an incentive stock option granted to any participant who owns more than 10% of the total voting power of all classes of our outstanding stock must be at least 110% of the fair market value of the common stock on the grant date.

The term of each option will be stated in the Award agreement. The term of an option may not exceed seven years, except that, with respect to any participant who owns more than 10% of the voting power of all classes of the Company’s outstanding capital stock, the term of an incentive stock option may not exceed five years.

After a termination of service with us, a participant will be able to exercise the vested portion of his or her option for the period of time stated in the Award agreement. If no such period of time is stated in the participant’s Award agreement, the participant will generally be able to exercise his or her option for (i) three months following his or her termination for reasons other than death or disability, and (ii) twelve months following his or her termination due to death or disability. In no event may an option be exercise beyond its maximum term.

Restricted Stock. Awards of restricted stock are rights to acquire or purchase shares of our common stock, which vest in accordance with the terms and conditions established by the Administrator in its sole discretion. For example, the Administrator may set restrictions based on the achievement of specific performance goals. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed. The Award agreement generally will grant us the right to repurchase or reacquire the shares upon the termination of the participant's service with us for any reason (including death or disability). The Administrator will determine the number of shares granted pursuant to an Award of restricted stock, but no participant will be granted a right to purchase or acquire more than 300,000 shares of restricted stock during any fiscal year, except that a participant may be granted up to an additional 300,000 shares of restricted stock in connection with his or her initial employment with us.

Restricted Stock Units. Awards of restricted stock units result in a payment to a participant only if the vesting criteria the Administrator establishes is satisfied. For example, the Administrator may set vesting criteria based on the achievement of specific performance goals. The restricted stock units vest at a rate determined by the Administrator; provided, however, that after the grant of restricted stock units, the Administrator, in its sole discretion, may reduce or waive any restrictions for such restricted stock units. Upon satisfying the applicable vesting criteria, the participant will be entitled to the payout specified in the Award agreement. The Administrator, in its sole discretion, may pay earned restricted stock units in cash, shares, or a combination thereof. Restricted stock units that are fully paid in cash will not reduce the number of shares available for grant under the Plan. On the date set forth in the Award agreement, all unearned restricted stock units will be forfeited to us. The Administrator determines the number of restricted stock units granted to any participant, but no participant may be granted more than 300,000 restricted stock units during any fiscal year, except that the participant may be granted up to an additional 300,000 restricted stock units in connection with his or her initial employment with us.

Stock Appreciation Rights. The Administrator will be able to grant stock appreciation rights (“SARs”), which are the rights to receive the appreciation in fair market value of common stock between the exercise date and the date of grant. We can pay the appreciation in cash, shares of common stock, or a combination thereof. The Administrator, subject to the terms of the Plan, will have complete discretion to determine the terms and conditions of SARs granted under the Plan, provided, however, that the exercise price may not be less than 100% of the fair market value of a share on the date of grant and the term of a SAR may not exceed seven years. No participant will be granted SARs covering more than 1,000,000 shares during any fiscal year, except that a participant may be granted SARs covering up to an additional 1,000,000 shares in connection with his or her initial employment with us.

The Administrator may grant “affiliated” SARs, “freestanding” SARs, “tandem” SARs, or any combination thereof. An “affiliated SAR” is a SAR that is granted in connection with a related option and which automatically will be deemed to be exercised at the same time that the related option is exercised. However, an affiliated SAR will not require a reduction in the number of shares subject to the related option. A "freestanding" SAR is one that is granted independent of any options. A “tandem” SAR is a SAR granted in connection with an option that entitles the participant to exercise the SAR by surrendering to us an equivalent portion of the unexercised related option. A tandem SAR may be exercised only with respect to the shares for which its related option is then exercisable. With respect to a tandem SAR granted in connection with an incentive stock option, the tandem SAR will expire no later than the expiration of the underlying incentive stock option, the value of the payout with respect to the tandem SAR will be for no more than 100% of the difference between the exercise price of the underlying incentive stock option and the fair market value of the shares subject to the underlying incentive stock option at the time the tandem SAR is exercised, and the tandem SAR will be exercisable only when the fair market value of the shares subject to the incentive stock option exceeds the exercise price of the incentive stock option.

After termination of service with us, a participant will be able to exercise the vested portion of his or her SAR for the period of time stated in the Award agreement. If no such period of time is stated in a participant's Award agreement, a participant will generally be able to exercise his or her vested SARs for the same period of time as applies to stock options.

Performance Units and Performance Shares. The Administrator may grant performance units and performance shares, which are Awards that will result in a payment to a participant only if the performance goals or other vesting criteria the Administrator may establish are achieved or the Awards otherwise vest. Earned performance units and performance shares will be paid, in the sole discretion of the Administrator, in the form of cash, shares, or in a combination thereof. The Administrator will establish performance or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. The performance units and performance shares will vest at a rate determined by the Administrator; provided, however, that after the grant of a performance unit or performance share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance unit or performance share. During any fiscal year, no participant will receive more than 300,000 performance shares and no participant will receive performance units having an initial value greater than $2,000,000, except that a participant may be granted performance shares covering up to an additional 300,000 shares in connection with his or her initial employment with us. Performance units will have an initial value established by the Administrator on or before the date of grant. Performance shares will have an initial value equal to the fair market value of a share of our common stock on the grant date.

Performance Goals. Awards of restricted stock, restricted stock units, performance shares, performance units and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Internal Revenue Code and may provide for a targeted level or levels of achievement including: (i) cash position, (ii) earnings per Share, (iii) net income, (iv) operating cash flow, (v) operating income, (vi) operating expenses, (vii) product revenues, (viii) profit after-tax, (ix) revenue, (x) revenue growth, and (xi) total stockholder return. The performance goals may differ from participant to participant and from Award to Award, may be used alone or in combination, may be used to measure our performance as a whole or the performance of one of our business units, and may be measured relative to a peer group or index.

Limits on Awards Granted to Non-Employee Directors. No non-employee/ outside director may be granted, in any fiscal year, Awards under this Plan with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of greater than $300,000. Any Awards granted to an individual while he or she was an employee, or while he or she was a consultant but not an outside director, will not count for purposes of the limitations under this Plan.

Transferability of Awards. Awards granted under the Plan are generally not transferable, and all rights with respect to an Award granted to a participant generally will be available during a participant’s lifetime only to the participant.

Dividends on Awards. To the extent an Award permits the payment of dividends or other distributions on the Shares underlying the Award, Participants will not be entitled to receive such dividends or other distributions until such Award vests.

Change in Control. In the event we experience a change in control, each outstanding Award will be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Award, the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, including shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on restricted stock will lapse, and, with respect to restricted stock units, performance shares and performance units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if an option or stock appreciation right is not assumed or substituted for in the event of a change in control, the Administrator will notify the participant in writing or electronically that the option or stock appreciation right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.

With respect to Awards granted to an outside director that are assumed or substituted for, if on the date of or following such assumption or substitution the participant’s status as a director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the participant not at the request of the successor, then the participant will fully vest in and have the right to exercise his or her options and/or stock appreciation rights as to all of the shares subject to the Award, including shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on restricted stock shall lapse, and, with respect to restricted stock units, performance shares and performance units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met.

Term of Plan. The Plan, as amended and restated, will become effective upon its adoption by the Board. It will continue in effect until the date of the Annual General Meeting in 2022, unless our Board terminates it earlier.

Amendment and Termination of the Plan. The Administrator has the authority to amend, alter, suspend or terminate the Plan, except that stockholder approval will be required for any amendment to the extent required by applicable laws. No amendment, alteration, suspension or termination of the Plan will impair the rights of any participant, unless mutually agreed otherwise between the participant and the Administrator and which agreement must be in writing and signed by the participant and us.

Federal Tax Aspects

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and us of Awards granted under the Plan. Tax consequences for any particular individual may be different.

Non-statutory Stock Options. No taxable income is reportable when a nonstatutorynonstatutory stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by one of our employees is subject to tax withholding by us. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

As a result of Section 409A of the Internal Revenue Code and the Treasury regulations promulgated thereunder (“Section 409A”), however, nonstatutorynonstatutory stock options and stock appreciation rights granted with an exercise price below the fair market value of the underlying stock or with a deferral feature may be taxable to the recipient in the year of vesting in an amount equal to the difference between the then fair market value of the underlying stock and the exercise price of such Awards and may be subject to an additional 20% federal income tax plus penalties and interest. In addition, certain states, such as California, have adopted similar tax provisions.

Incentive Stock Options. No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for nonstatutorynonstatutory stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights. No taxable income is reportable when a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares. A participant generally will not have taxable income at the time an Award of restricted stock, restricted stock units, performance shares or performance units are granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the Award becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture. However, the recipient of a restricted stock Award may elect to recognize income at the time he or she receives the Award in an amount equal to the fair market value of the shares underlying the Award (less any cash paid for the shares) on the date the Award is granted.

Section 409A. Section 409A addresses non-qualified deferred compensation arrangements. Awards granted under our Plan with a deferral feature will be subject to the requirements of Section 409A, including discount stock options and stock appreciation rights discussed above. If an Award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that Award may recognize ordinary income on the amounts deferred under the Award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an Award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. Some states may also apply a penalty tax (for instance, California imposes a 20% penalty tax in addition to the 20% federal penalty tax). The Internal Revenue Service has not issued complete and final guidance under Section 409A and, accordingly, the requirements of Section 409A (and the application of those requirements to Awards issued under the Plan) are not entirely clear. We strongly encourage recipients of such Awards to consult their tax, financial, or other advisor regarding the tax treatment of such Awards.

Tax Effect for Us; Section 162(m). We generally will be entitled to a tax deduction in connection with an Award under the Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutorynonstatutory stock option). Special rules limit the deductibility of compensation paid to our Chief Executive Officer (i.e., its principal executive officer) and to each of our three most highly compensated executive officers for the taxable year (other than the principal financial officer). Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, we can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include stockholder approval of the Plan, setting limits on the number of Awards that any individual may receive and for Awards other than certain stock options and stock appreciation rights, establishing performance criteria that must be met before the Award actually will vest or be paid. The Plan has been designed to permit the Administrator to grant Awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting us to continue to receive a federal income tax deduction in connection with such Awards.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON

PARTICIPANTS AND US WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE

INCENTIVE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX

CONSEQUENCES OF A PARTICIPANT'S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF

ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE

Number of Awards Granted to Employees, Consultants and Directors

The number of awards that an employee, director, or consultant may receive under the Plan is in the discretion of the administrator and therefore cannot be determined in advance. The following table sets forth: (i) the aggregate number of shares of common stock subject to options granted under the Plan during the fiscal year 2016 to each of our named executive officers; executive officers, as a group; directors who are not executive officers, as a group; and all employees who are not executive officers, as a group; (ii) the average per share exercise price of such options; (iii) the aggregate number of shares subject to RSUs and PSUs (at target) granted under the Plan during the fiscal year 2016 to each of our named executive officers; executive officers, as a group; directors who are not executive officers, as a group; and all employees who are not executive officers, as a group; and (iv) the grant-date value of shares subject to such RSUs and PSUs.

Name of Individual or Group	Number of Shares Subject to Options Granted	Average Per Share Exercise Price of Option Grants	Number of Shares Subject to RSUs and PSUs Granted	Dollar Value of Shares Subject to RSUs and PSUs Granted(3)

James A. Reinstein(1) President and CEO	—	—	—	—

Kevin A. Connors(2) Former President and CEO	—	—	97,900	$1,027,950

Ronald J. Santilli EVP and CFO	—	—	70,052	$784,997

Larry E. Laber EVP Sales, North America	5,000	$10.80	25,000	$277,000

Miguel A. Pardos EVP International	5,000	$10.80	25,000	$277,000

All executive officers, as a group	10,000	$10.80	217,952	$2,336,947

All directors who are not executive officers, as a group	—	—	45,350	$507,069

All employees who are not executive officers, as a group	152,000	$12.67	216,889	$2,311,410

(1)	Mr. Reinstein was appointed as President and Chief Executive Officer on January 9, 2017.
(2)	Mr. Connors resigned as President and Chief Executive Officer on August 13, 2016.
(3)	Reflects the aggregate grant date fair value of awards computed in accordance with ASC 718.

PROPOSAL FIVE—NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

General

As required pursuant to Section 14A of the Securities Exchange Act of 1934, the Board is asking you to approve, on an advisory and non-binding basis, the executive compensation programs and policies and the resulting 2016 compensation of our Named Executive Officers listed in the 2016 Summary Compensation Table on page 52 (our “NEOs”) as described in this proxy statement.

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific NEO, but rather the overall compensation of all of our NEOs and the philosophy, policies and practices described in this proxy statement. Because the vote is advisory, the result will not be binding on our Compensation Committee and it will not affect, limit or augment any existing compensation or awards. The say-on-pay vote will, however, provide information to the Compensation Committee and our Board regarding investor sentiment about our executive compensation philosophy, policies and practices, which they will take into account when considering future compensation arrangements. Our Board and the Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the compensation of the NEOs as disclosed in this proxy statement, they will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

We recommend you should read the Compensation Discussion and Analysis and compensation tables and also consider the factors below in determining whether to approve this proposal.

Compensation Philosophy and Objectives

Our Compensation Committee reviews the compensation of our NEOs and strikes a balance between fixed base pay and Pay-for-Performance (“PFP”) programs that tie compensation directly to specific business goals and management objectives. Our Compensation Committee designed our executive compensation program to support our near-term financial and strategic objectives and promote the long-term growth of our company.

Our compensation philosophy is to ensure that our compensation programs:

●	support our key financial and strategic goals and relate to our corporate performance;
●	align the interests of our executive officers with the interests of our stockholders;
●	provide a total compensation package that is competitive and enables us to attract, motivate, reward and retain talented executive officers and employees;
●

the majority of the compensation is of a PFP type. As a result, the impact of our growth in revenue, improvement of our operating results and the improvement of our stock price, all significantly impacted the compensation of our NEOs; and

●

that the compensation of the NEOs remains competitive, so that we can continue to retain, attract, motivate, and reward the key employees whose knowledge, skills and performance are necessary for our continued growth and success.

We believe the compensation of our executive officers and employees should reflect our performance as an organization, and their performance as individuals, in attaining key financial and operating objectives established by our Board. In addition, we strive to promote an ownership mentality among our employees, including our executive officers, which we believe is best achieved through our equity incentive program and the Employee Stock Purchase Plan. Also, as our company matures and we lay the foundation for longer term growth and sustained profitability, we endeavor to conserve our cash resources. To that end, one important aspect of our overall compensation philosophy is to set base salaries that are conservative, relative to the companies in our compensation Peer Group in favor of equity and performance-based incentive compensation, which we believe best aligns the interests of our employees and our stockholders.

Key Features of Our Executive Compensation Program

WHAT WE DO		WHAT WE DON’T DO

Pay for Performance: We link the cash compensation of our executive officers to our performance and stockholder interests by heavily weighting their target total cash compensation opportunities to the achievement of strong financial performance tied to a balanced mix of pre-established performance measures and long-term equity awards that align their interests with those of our stockholders.

☒

No Special Perquisites or Benefits: We do not provide special perquisites or other personal benefits to our executive officers, such as company cars, club memberships, supplemental executive retirement plans or supplemental executive health benefits.

Independent Compensation Advisor: The Compensation Committee selects and engages its own independent advisor to benchmark compensation at reasonable intervals.	☒	No Guaranteed Bonuses: We do not provide guaranteed minimum bonuses. Bonuses are contingent upon the achievement of key strategic company goals.

Stock Ownership Guidelines: Our NEOs and the non-employee members of our Board are subject to stock ownership guidelines equal to a multiple of their respective annual base salaries (3x for our CEO and 1x for other NEOs) or Board retainers (3x for directors).

	☒	No multi-year employment contracts for any executive or employee.
Competitive and market based compensation: We pay fair and reasonable compensation that allows us to attract, motivate, retain and reward the key employees whose knowledge, skills and performance are necessary for our future growth and success.	☒	No Change-in-control single trigger or gross-ups: We do not have single-trigger equity vesting and do not provide any tax reimbursements or gross-ups for any severance or payments or benefits.in the event of a change-in-control

Fiscal Year 2016 Compensation Overview

When designing our fiscal year 2016 executive compensation program, the Compensation Committee considered the program philosophy and objectives set forth above and the intense competition for executive talent within the medical device industry and the broader high-tech industry in Silicon Valley, California. On August 15, 2016, Kevin Connors, our then President and CEO, left the Company and Ronald Santilli, our then EVP and CFO, took over the position of Interim CEO and CFO until the Board could identify and recruit for that key leadership position. Included in our Compensation Discussion and Analysis below, is a discussion relating to Mr. Santilli and the other two NEOs- Larry Laber, EVP of North America sales and Miguel Pardos, EVP of International Sales. The Compensation Committee’s overall objective was to compensate our Interim CEO and CFO, as well as our other NEOs, in a manner that attracts and retains the caliber of individuals needed to manage and staff a demanding and high-growth business in the rapidly evolving, innovative and competitive medical device industry.

For a detailed discussion about our compensation philosophy, policies and practices, and other corporate governance policies, see the section titled “Executive Compensation” below beginning on page 34.

Summary of the Key Features of our 2016 Executive Compensation Program.

●	Our NEOs are compensated with cash, incentive cash commissions/ bonuses, equity awards, non-equity incentives, and other customary employee benefits.
●	The compensation of our NEOs is reviewed annually by the Compensation Committee, and adjustments are made to reflect performance-based factors and competitive conditions.

●

We evaluate and reward our NEOs based on the comparable industry specific and general market compensation for their respective positions in the Company and an evaluation of their contributions to the achievement of short-and long-term organizational goals.

●

Our Compensation Committee engages an outside compensation consultant to review our executive compensation programs, in comparison to a peer group of companies (the “Peer Group”), and recommend modifications at reasonable intervals.

●	Our NEOs have Change of Control and Severance Agreements (“COC Agreements”) and, except for these arrangements, we do not have employment agreements with any of our NEOs.
●	We have stock ownership guidelines equal to a multiple of their respective annual base salaries (3x for our CEO and 1x for other NEOs).

We believe that the information provided above and within the Executive Compensation section of this proxy statement demonstrates that our executive compensation program has been designed appropriately and is working to ensure our NEOs’ interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company"s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Consistent with the preference of our stockholders, as reflected in the advisory vote on the frequency of future say-on-pay votes conducted at our 2011 Annual Meeting of Stockholders, the Board has adopted a policy providing for annual advisory votes on the compensation of the NEOs.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY (NON-BINDING) VOTE APPROVING THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

NAMED EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

Set forth below is certain information as of the Record Date, which is April 17, 2017, concerning our NEOs.

Name	Age	Position(s)
James A. Reinstein	52	President, CEO and Director
Ronald J. Santilli	57	EVP and CFO
Larry E. Laber	46	EVP Sales, North America
Miguel A. Pardos	49	EVP International

James A Reinstein has served as our President and CEO and a member of our Board since January 9, 2017. Prior to joining Cutera, Mr. Reinstein served as the CEO of Drawbridge Health Inc., a joint venture of GE Ventures and GE Healthcare. Prior to Drawbridge, Mr. Reinstein was the CEO of Aptus Endosystems from 2012 until its acquisition by Medtronic in 2015. From 2007 to 2012, Mr. Reinstein was the EVP and Chief Commercial Officer of Cyberonics, Inc. Prior to Cyberonics, Mr. Reinstein held a variety of management positions of increasing responsibility within Boston Scientific Corporation from 1990 to2007, including Vice President and Regional Head of an Asian business unit and Country Director of Boston Scientific de Mexico. Mr. Reinstein holds a BBA in Marketing from University of Georgia.

Ronald J. Santilli has served as our CFO since September 2001. From August 15, 2016 to December 31, 2016, Mr. Santilli held the dual role of Interim CEO and CFO. Mr. Santilli has performed the role of EVP since April 2007 to present and prior to that he held the position of Vice President of Finance and Administration. Prior to joining Cutera, from April 2001 to August 2001, Mr. Santilli served as Senior Director of Financial Planning and Accounting at Lumenis, a manufacturer of medical lasers. From May 1982 to March 2001, Mr. Santilli held several positions at Coherent Inc., including Sales Operations Manager, Controller of the Medical Group and, most recently, Director of Finance and Administration. Mr. Santilli holds a B.S. in Business Administration from San Jose State University and an M.B.A. in Finance from Golden Gate University.

Larry E. Laber has served as our EVP of North America Sales since September 2014. Prior to joining Cutera, Mr. Laber spent 12 years at Cynosure, a manufacturer of laser and other light-based aesthetic treatment systems, where he spent his last four years as the Executive Director of Sales for North America. Mr. Laber holds a B.S. in Communications from California State University, Northridge.

Miguel A. Pardos has served as our EVP of International Sales since July 2014. Prior to joining Cutera, Mr. Pardos served five years as Vice President of Asia-Pacific for Syneron-Candela, a manufacturer of laser and other light-based aesthetic treatment systems. Before that, he was with GE Healthcare for nine years in a variety of leadership roles in Spain, Germany, Australia, and Singapore. Mr. Pardos holds a B.Sc. in Electrical Engineering from Universidad Politecnica Catalunya, and an Executive M.B.A. from Instituto de Empresa.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis explains our executive compensation philosophy and programs, the decisions our “Compensation Committee” made under those programs during fiscal year 2016 and the factors considered in making those decisions. The Compensation Committee has the principal responsibility for establishing, implementing and continually monitoring adherence to our compensation philosophy and objectives. The Compensation Committee’s duties include evaluating the performance and advising the Board on the compensation of our Chief Executive Officer, and setting the compensation of our other executive officers. This Compensation Discussion and Analysis focuses on the compensation of our NEOs for 2016, which were:

●	Ronald J. Santilli, Interim Chief Executive Officer and Chief Financial Officer as of December 31, 2016
●	Larry E. Laber, EVP, North America Sales
●	Miguel A. Pardos, EVP International Sales.

Mr. Reinstein was appointed as President and Chief Executive Officer on January 9, 2017, and therfore was not an NEO for 2016.

Compensation Philosophy and Objectives

For our Compensation Committee’s compensation philosophy and objectives relating to the compensation of our NEO, please refer to Proposal Five above.

Financial Highlights for 2016

We are a global medical device company focused on the design, development, manufacture and commercialization of laser and other energy-based aesthetic systems for practitioners worldwide. We sell systems, system upgrades, hand pieces, hand piece refills (applicable to Titan® and truSculpttruSculpt), and distribute third-party manufactured skincare products. In addition, we have a recurring service business that includes the selling of post-warranty service contracts, parts, hand piece replacements, and generating revenue from the servicing of products that are out of warranty.

Fiscal year 2016 was a year of continued investment in our business, which resulted in record annual revenue of $118.1 million. Highlights of key achievements are as follows:

●

Our research and development team delivered a new three wavelength (1064 nm + 532 nm+ 670 nm) and dual pulse duration (750 picosecond, or “ps,” and 2 nanosecond, or “ns”) laser system called enlighten III. This system is cleared for multi-colored tattoo removal and for the treatment of benign pigmented lesions, and it further broadens our strong and well diversified portfolio of products.

●

Increased investments in sales and marketing over the recent two to three years in recruiting an industry trained, proven commercial leadership team, expanding the number of our direct sales professionals, and enhancing our sales and marketing efforts, all of which resulted in improved revenue growth and profitability.

●

Regulatory approvals: In 2016, our regulatory team achieved an expanded FDA indication for our new three wavelength enlighten III system for marketing the 670 nm wave length for benign pigmented lesions. This system is also cleared for multi-colored tattoo removal. In addition, for our radio-frequency (“RF”) technology based truSculpt system designed for non-invasive body contouring, we achieved an expanded FDA clearance to market the system for the temporary reduction in circumference of the abdomen. These indications further enhance our ability to market these products more effectively.

●

Revenue grew in 2016 to $118.1 million, which represented a 25% growth rate compared to 2015 and represented a second consecutive year of annual growth in excess of 21%. Gross margin improved to 58% in 2016, compared to 57% in 2015, which was primarily due to the improved leverage of our operations as a result of increased revenue, the implementation of several management initiatives to improve the reliability of our products and product cost reductions.

●

Adjusted EBITDA (Earnings Before Interest, Tax, Depreciation, Amortization and non-cash Stock Compensation): In 2016, our Adjusted EBITDA increased by $6.3 million, or 847%, to $7.1 million, compared to $749,000 in 2015. This improvement was primarily attributable to the improved leverage of our operations as a result of increased revenue.

●

Cash generated by operations: Our cash generated by operations improved by $3.3 million, or 247%, in 2016 to $1.9 million, compared to cash used in operations of $1.4 million in 2015. This improvement was due to the improvement in our revenue, profitability and the continued conservative management of our working capital.

●

Stock Repurchase: In 2015, we repurchased $40 million of our common stock through our stock repurchase plan. In 2016, our Board approved a plan to repurchase another $10 million of our common stock, under which we repurchased $4.9 million of stock.

Our financial and operational success translated into superior long-term stock price growth for the benefit of our stockholders. In 2016, our Total Shareholder Return (“TSR”)(1) was 36% as our stock price improved from $12.79 to $17.35.

(1)	(TSR is calculated as (Price @ end – Price @ beginning +Dividends)/ Price @ beginning).

Corporate Governance Highlights

We endeavor to maintain good corporate governance standards consistent with our executive compensation policies and practices. The following policies and practices were in effect during 2016:

●	Independent directors oversee each of our Board’s sub-committees. As discussed in greater detail above, we have the following subcommittees:
-

Nominating and Corporate Governance Committee that reviews and makes recommendations on matters concerning corporate governance, Board composition, identification, evaluation and nomination of director candidates;

-	Strategic Transactions Committee that reviews and evaluates any strategic business combination transaction;
-	Audit Committee that oversees our accounting and financial reporting processes and the audits of our financial statements; and
-	Compensation Committee that establishes executive compensation and administers our equity plans.

●

The Compensation Committee conducts an annual review and approval of our compensation strategy. We ensure that our compensation practices remain current with market conditions by having them reviewed by compensation consultant from time to time. Our compensation philosophy and related corporate governance features are complemented by several elements that are designed to align our executive compensation with long-term stockholder interests. The following is a summary of the key features of our compensation program.

WHAT WE DO		WHAT WE DON’T DO

Pay for Performance: We link the cash compensation of our executive officers to our performance and stockholder interests by heavily weighting their target total cash compensation opportunities to the achievement of strong financial performance tied to a balanced mix of pre-established performance measures and long-term equity awards that align their interests with those of our stockholders.

☒

No Special Perquisites or Benefits: We do not provide special perquisites or other personal benefits to our executive officers, such as company cars, club memberships, supplemental executive retirement plans or supplemental executive health benefits.

Independent Compensation Advisor: The Compensation Committee selects and engages its own independent advisor to benchmark compensation at reasonable intervals.	☒	No Guaranteed Bonuses: We do not provide guaranteed minimum bonuses. Bonuses are contingent upon the achievement of key strategic company goals.

Stock Ownership Guidelines: Our executive officers and the non-employee members of our Board of Directors are subject to stock ownership guidelines equal to a multiple of their respective annual base salaries (3x for our CEO and 1X for other NEOs) or Board retainers (3x for directors).

	☒	No multi-year employment contracts for any executive or employee.
Competitive and market based compensation: We pay fair and reasonable compensation that allows us to attract, motivate, retain and reward the key employees whose knowledge, skills and performance are necessary for our future growth and success.	☒	No Change-in-control single trigger or gross-ups: We do not have single-trigger equity vesting and do not provide any tax reimbursements or gross-ups for any severance or payments or benefits.in the event of a change-in-control.

Compensation Committee’s Roles and Responsibilities

Role of the Compensation Committee and its Consultant in Setting Executive Compensation

The Compensation Committee establishes the compensation for our NEOs to ensure consistency with market compensation rates for similar positions, our compensation philosophy and corporate governance guidelines.

Compensation Committee Members

The members of the Compensation Committee are appointed by our Board. The chairman of the committee is Gregory Barrett and the other members are David B. Apfelberg, M.D. and Jerry P. Widman. Each member of the Compensation Committee is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code, a “non-employee director” for purposes of Exchange Act Rule 16b-3 and satisfies the independence requirements imposed by NASDAQ.

Compensation Committee Charter

The Compensation Committee establishes the compensation for our NEOs and administers our Equity Incentive Plans, which are currently the Amended and Restated 2004 Equity Incentive Plan and the 2004 Employee Stock Purchase Plan. The Compensation Committee has a written charter, which can be found on our website (www.cutera.com.) in the Investor section, under the Corporate Governance tab.

Duties of the Compensation Committee

The responsibilities of the Compensation Committee include:

(i)	Establishing the following for our NEOs and such other executive officers as appropriate:

(b)	annual base salary;
(c)	annual incentive bonus, which may include the setting of specific goals and target amounts;
(d)	equity compensation;
(e)	agreements for employment, severance and change-of-control payments and benefits; and
(f)	any other benefits, compensation or arrangements, other than benefits generally available to our employees.

(ii)	Reviewing and making recommendations to our Board, at such intervals as may be decided by the Compensation Committee from time to time, regarding:

(a)	general compensation goals and guidelines for our employees and the criteria by which bonuses and stock compensation awards to our employees are determined; and,

(g)	other policies and plans for the provision of compensation to our employees, directors and consultants.

(iii)	Acting as Administrator of our Amended and Restated 2004 Equity Incentive Plan, 2004 Employee Stock Purchase Plan and any other equity compensation plans adopted by our Board.

(iv)	Reviewing and making recommendations to our Board with respect to policies relating to the issuance of equity incentives to employees, directors and consultants.

(v)	Evaluating the compensation of the independent members of our Board.

(vi)	Preparing the report that follows this Compensation Discussion and Analysis.

Compensation Consultant

The Compensation Committee engaged an independent compensation consultant, Compensia, in December 2011, in June 2014 and in December 2016 to advise on compensation matters.

The compensation consultant performed the following activities for each of our NEOs:

●	Reviewed the components of the total compensation package;
●	Evaluate and develop a group of public companies that would be suitable to use as a Peer Group;
●	Gather competitive market data with respect to compensation of executive officers of the Peer Group;
●	Compare our NEOs’ compensation against the Peer Group;
●	Recommend any adjustments that should be considered for cash-based and equity-based compensation; and
●	Recommend compensation components that would make the compensation variable, based on the performance of the Company.

Due to the significant cost associated with services provided by a compensation consultant, the Compensation Committee engages a compensation consultant every two to three years based on the need for additional guidance resulting from changes in the NEO’s roles and responsibilities, NEO turnover and other factors as determined by our Compensation Committee.

Role of our Executives in Setting Compensation

In developing the compensation of the NEOs, the Compensation Committee meets with members of our management team, including our CEO, CFO, and other management employees as required. The purpose of these meetings is primarily for gathering financial data, obtaining their input on proposed compensation programs, establishing mechanisms for implementing and monitoring targets, and gathering other information on practices and packages for our NEOs, other employees and directors.

Management may make recommendations to the Compensation Committee on all components of compensation. The Compensation Committee considers, but is not bound to and does not always accept, management’s recommendations with respect to these matters. The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of our NEOs and does not delegate any of its compensation functions to others.

Competitive Positioning

In developing, reviewing, and approving the annual compensation for our NEOs, the Compensation Committee, with the assistance of its compensation consultant, develops and maintains the Peer Group of public companies from which to gather competitive market data. The Compensation Committee approved the following set of selection criteria for determining the companies to comprise the compensation Peer Group in 2014 as follows

(i)	U.S.-based companies with a primary focus on health care equipment and supplies;
(ii)	revenue of between 0.5 times to 2.0 times of Cutera; and
(iii)	market capitalization of between 0.5 times to 2.5 times of Cutera.

This set of selection criteria led the independent compensation consultant to revise the then-existing Peer Group in 2014 to include the following companies:

AtriCure	Derma Sciences	SurModics
Atrion Corporation	IRIDEX	Synergetics USA
BIOLASE	LeMaitre Vascular	Vascular Solutions
Cardiovascular Systems	Photomedex	Zeltiq Aesthetics
CryoLife	RTI Surgical
Cynosure	SPECTRANETICS

Executive Compensation Actions

On August 15, 2016, Kevin Connors, our then President and CEO, left the Company and Ronald Santilli, our then EVP and CFO, took over the dual role of Interim CEO and CFO until the Board could identify and recruit for that key leadership position (hereafter referred to as the “Transitionary Period”). Included in our Compensation Discussion and Analysis (“CD&A”) below is a discussion relating to the Mr. Santilli and the other two NEOs- Mr. Laber, EVP of North America Sales, and Mr. Pardos, EVP of International Sales.

In 2016, our Compensation Committee re-evaluated the compensation of our NEOs and recommended the following modifications to their compensation arrangements, which our Board approved:

1)	Cash Compensation

a)

Mr. Santilli’s base salary and target bonus participation rate remained unchanged compared to 2015 at $367,000 and 50%, respectively, for the period from January 1, 2016 to August 14, 2016. With effect from August 15, 2016 through December 31, 2016, Mr. Santilli’s base salary and his target bonus participation rate were increased to $600,000 and 70%, respectively, which were the rates being paid to Mr. Connors prior to his departure. This action was taken by the Board to compensate Mr. Santilli for performing the dual role of Interim CEO and CFO for the duration that the Board was conducting a search to find the replacement President and CEO.

b)

Mr. Laber’s base salary was increased effective July 1, 2016 from $400,000 to $475,000 and his variable commission compensation remained unchanged at $300,000 at the target revenue growth rate. The increase in base pay was provided to reward him for the 56% rate of revenue growth that the Company had achieved in North America in the first half of 2016, compared to 2015.

c)	Mr. Pardos’ base salary and target commission compensation payments remained unchanged at $251,000 and $300,000, respectively.

2)	Equity Grants. Fiscal year 2016 was a year of transition for equity awards for the following two reasons:

a)

In fiscal year 2015, in order to align the financial performance measurement criteria of PSU awards to the Company’s fiscal year with effect from January 1, 2016, instead of granting a full-years’ worth of equity awards (“Annual Equity Award”), the Board granted half of the Annual Equity Award grants in fiscal year 2015. As a result, the 2016 ‘Annual Equity Award’ was approximately double the 2015 Annual Equity Award for Mr. Santilli but more than double for Mr. Laber and Pardos to reward them for the improved revenue growth rates as well as increase their pay-for-performance equity compensation on a go forward basis; and

b)

On August 15, 2016 our then President and CEO (Mr. Connors) left the Company and the Board, under advice from the Compensation Committee, granted incremental transitionary equity awards (“Transitionary Equity Awards”) to the NEOs to compensate them for the increased level of performance and as a retention tool to motivate them during the Transitionary Period until a replacement President and CEO could be hired.

The equity grants that were granted to our NEOs by our Board in fiscal year 2016, based on the recommendations of the Compensation Committee, were as follows:

i)

Mr. Santilli was granted a total equity award value of $784,997 in fiscal year 2016, compared to $295,372 in fiscal year 2015. The fiscal year 2016 awards were comprised of an Annual Equity Award of $556,500, which represented 188% of his fiscal year 2015 grant value, which were split 50% RSUs and 50% PSUs; and a Transitionary Equity Award of $228,497 (representing 8,526 RSUs and 8,526 PSUs) to increase his equity compensation to the level that we were paying Mr. Connors during the Transitionary Period.

ii)

Mr. Laber’s was granted a total equity award value of $293,458 in fiscal year 2016, compared to $206,940 in fiscal year 2015. The fiscal year 2016 awards were comprised of an Annual Equity Award of $210,000, which represented 134% of his fiscal year 2015 grant value, in the form of 50% RSUs and 50% PSUs; and a Transitionary Equity Award of $83,458 (representing 5,000 RSUs and 5,000 stock Options).

iii)

Mr. Pardos was granted a total equity award value of $293,458 in fiscal year 2016, compared to $60,280 in fiscal year 2015. The fiscal year 2016 awards were comprised of an Annual Equity Award of $210,000, which represented 174% of his fiscal year 2015 grant value, in the form of 50% RSUs and 50% PSUs; and a Transitionary Equity Award of $83,458 (representing 5,000 RSUs and 5,000 stock Options).

2)	Established the Performance Goals for the PSUs granted. The goals established are detailed below in the section titled "Equity Incentive Compensation."

The Compensation Committee concluded that the changes to the compensation of our NEOs strengthened the alignment of their interests with those of our stockholders, were sufficient to maintain competitiveness with the executives in comparable positions at the companies in our Peer Group, promoted retention and achieved the motivation and continuity desired during the Transitionary Period. Further, the Compensation Committee also took into consideration the fact that, consistent with our compensation objectives, the equity awards granted increased our NEOs’ stake in the Company, thereby reinforcing their incentive to manage our business as owners and subject a significant portion of their total compensation to fluctuations in the market price of our common stock in alignment with stockholder interests.

Compensation Components

Our NEOs are compensated with cash, equity and non-equity incentives, and other customary employee benefits.

Cash Compensation

Cash compensation consists of:

●	Base salary;
●	Participation in a discretionary Management Bonus Program (“Bonus Program”) for non-sales employees;
●	Sales Commission Plan that pays for year-over-year revenue growth;
●	Participation in a profit-sharing plan for non-sales employees; and
●

An auto allowance to sales employees to compensate them for using their personal automobiles for business purposes and a housing allowance for Mr. Pardos given that he resides in a foreign country away from his home.

Our cash compensation goals for our NEOs are based upon the following principles:

●	Total cash compensation should generally be set at or above the 50th percentile of the Peer Group;
●	Base salary should be positioned to reflect each individual’s experience, performance and potential;
●	A significant portion of cash compensation should be contingent upon the achievement of key targets and be “at risk”;
●

The amount of bonuses payable to non-sales employees for any quarter should be based on revenue growth and the improvement of the operating profit before stock-based compensation and non-operational expenses, or “adjusted operating profit,” compared with the same quarter in the prior year; and

●	The amount of sales commissions payable for any quarter to sales employees should be based on the degree of achievement of revenue growth targets compared with the prior year.

Base Salary and Total Target Cash Compensation

Total target cash compensation for our NEOs includes their annual base salary, annual target bonus/ sales commission opportunity (described below) and annual profit-sharing payments.

a)         Mr. Santilli’s base salary and target bonus participation rate for his role as EVP and CFO remained unchanged, compared to 2015, at $367,000 and 50%, respectively, for the period from January 1, 2016 to August 14, 2016. For the Transitionary Period (August 15, 2016 through December 31, 2016), Mr. Santilli’s base salary and his target bonus participation rate were increased to $600,000 and 70%, respectively, which were the rates being paid to Mr. Connors prior to his departure. In addition, Mr. Santilli earned $16,110 in profit sharing in fiscal year 2016.

b)         Mr. Laber’s base salary was increased effective July 1, 2016 from $400,000 to $475,000 and his variable commission compensation was maintained at $300,000 based on a target revenue growth rate of 20%. The actual sales commission earned by Mr. Laber for fiscal year 2016, based on the revenue growth that the Company succeeded in achieving in his territory, was $561,808. In addition, Mr. Laber was paid $16,289 for an auto allowance and his 401(k) employer matched contribution.

c)         Mr. Pardos’ base salary remained unchanged at the equivalent of $251,000 and his variable target commission compensation payments were established at $300,000. The actual sales commission earned by Mr. Pardos for fiscal year 2016, based on the revenue growth that he succeeded in achieving for his territory, was $211,604. In addition, Mr. Pardos was paid $72,023 for an auto and housing allowance.

Discretionary Management Bonus Program

In addition to base salary, we provided Mr. Santilli cash bonus under our Bonus Program in 2016. The cash bonuses payable were determined quarterly based on the Company’s performance for the then-preceding quarter. Payments under the Bonus Program are made quarterly and are at the discretion of our Compensation Committee.

Given our Bonus Program is discretionary, the Compensation Committee reduced the bonus payouts as calculated according to the terms of the Bonus Program by changing the ‘Adjusted Operating Profit Factor to 0.0 in the first quarter of 2016 given we were in a net operating loss position, and adjusted the revenue growth rate factor to 5.5 in the second quarter of 2016 to reduce the amount of bonus payable.

Our EVP, Sales North America and our EVP International Sales do not participate in the Bonus Program or the Profit Sharing Program, but are entitled to earn commissions and bonuses based on a variable commission plan that is based on our sales and sales growth.

Target Bonus Opportunities

For 2016, the target cash bonuses were designed to reward our NEOs based on the Company’s overall financial performance and were established based on the recommendation that the compensation consultant provided to the Compensation Committee. As in prior years, the Compensation Committee determined that the target cash bonus for the non-sales NEO should be determined as a percentage of their base salary. The target bonus opportunity is reviewed annually by the Compensation Committee and is based on several factors, including the scope of the NEOs’ performance, contributions, responsibilities, experience, prior years’ target cash bonus and market conditions.

In 2016, the Compensation Committee maintained the target bonus opportunity for Mr. Santilli, in his role as CFO at 50% of base salary. In August 2016, during the Transitionary Period, Mr. Santilli’s target bonus opportunity was increased from 50% to 70% of base salary.

Corporate Performance Measures

For 2016, the Board, Bbased on recommendations from the Compensation Committee, the Board maintained for 2016 the corporate performance measures for determining the bonuses payable to the non-sales NEOs as follows:

1)	Revenue Growth Rate; and
2)	Adjusted Operating Profit Improvement.

The Board believed that these corporate performance measures continue to align the bonus payment with the achievement of the Company’s annual operating goals and enhancing long-term stockholder value creation. Adjusted Operating Profits was defined as operating profit less stock-based compensation expense and non-operational expenses. The Compensation Committee decided that non-operational expenses should be excluded from the operating profit amount as they were deemed unrelated to quarterly “operating” performance.

The Compensation Committee maintained the multipliers for each of the performance measures at the same rate as in 2015, which were 7.5 x for the ‘Revenue Growth Rate’ multiplier and 5 x for the ‘Adjusted Operating Profit Improvement Multiplier.’.

Using these measures, each fiscal quarter, we compared our performance against the same fiscal quarter in the prior year, and applied the associated multiplying factor to the percentage improvement for that quarter to determine our quarterly performance for that measure. If one performance measure’s percentage improvement for a fiscal quarter in 2016 was negative, when compared to the same fiscal quarter for the prior year, the multiplier for that measure was set to zero.

For example, with the revenue growth factor of 7.5 and the adjusted operating profit improvement factor of 5, at 10% revenue growth and 10% adjusted operating profit improvement, an individual would be eligible to receive 125% of his or her target bonus opportunity for that quarter. At 15% revenue growth and 15% adjusted operating profit improvement, an individual would be eligible to receive 187.5% of his or her target bonus opportunity. Based on the actual quarterly revenue growth and adjusted operating profit improvement for each of the quarters in 2016, our NEOs earned the following bonus payout multipliers of their respective target bonus opportunity for the respective quarters.

Fiscal Period	Revenue Growth (expressed as a percentage)	Factor	Revenue Growth Multiplier	Adjusted Operating Profit Improvement (expressed as a percentage)	Factor	Adjusted Operating Profit Multiplier	Total Payout Multiplier

First quarter*	17.57%	7.50	131.80%	8.03%	0.00*	0.00%	131.80%

Second quarter*	21.78%	5.50*	119.77%	5.56%	5.00	27.81%	147.58%

Third quarter	31.18%	7.50	233.85%	6.77%	5.00	33.845%	267.70%

Fourth quarter	26.07%	7.50	195.52%	6.37%	5.00	31.845%	227.37%

* According to the Bonus Program, the revenue growth rate factor and the adjusted operating profit factor for 2016 was 7.5 and 5.0, respectively. However, given that the Bonus Program is discretionary, the Compensation Committee reduced the bonus payout by changing the adjusted operating profit factor to 0.0 in the first quarter of 2016 and the revenue growth rate factor to 5.0 in the second quarter of 2016.

For fiscal year 2016, the cash bonus opportunity, and the amount actually earned, was as follows:

Named Executive Officer	Annual Cash Bonus Target(1)	Annual Cash Bonus Paid for 2016(2)

Mr. Santilli	$272,188	$571,243

(1)

The Annual Cash Bonus Target and the Annual Cash Bonus Paid for each of the quarters in 2016 was based on the corporate performance measures and the target bonus percentage (50% from 1/1/2016 to 8/14/2016 and 70% from 8/15/2016 to 12/31/2016) that Mr. Santilli was entitled to, per the Bonus Program Plan as applicable for each of the quarters.

(2)

The actual annual bonus paid to Mr. Santilli was calculated based on the achievement of the performance measures and as adjusted by the Compensation Committee ( see the adjustments made discussed above).

Profit-Sharing Program

We have a profit sharing program for our NEOs and other non-sales employees pursuant to which quarterly cash payments are made. Target profit-sharing payments are calculated based upon half of the quarterly pre-tax Adjusted Operating Profit percentage (pre-tax Adjusted Operating Profit divided by revenue) multiplied by the NEOs’ gross salary earned during that quarter.

In 2016, Mr. Santilli earned $16,110 in profit sharing payments.

Sales Commission Plan

In 2016, the Compensation Committee reviewed the sales commission plans for NEOs Mr. Laber and Mr. Pardos. They determined that year-over-year revenue growth continues to be a very critical factor for the future success of the Company and that the compensation of the sales executives should reflect their performance as individuals in attaining revenue growth for the Company. Further, the Compensation Committee determined that establishing rates that would incentivize our sales executives leaders to grow the revenue is in the best interest of the Company and ultimately of our stockholders as revenue growth ultimately drives improved stock price.

Sales commissions payable for any quarter are based on the degree of achievement of revenue growth, compared with the prior year. For 2016, the Compensation Committee established Mr. Laber’s and Mr. Pardos’ sales commission at $300,000 for a target revenue growth rate of 20% year-over-year. The commission payable to each of Mr. Laber and Mr. Pardos, at varying degrees of revenue growth compared to the prior year, were as follows:

Revenue Growth Rate, Compared to Prior Year (%)	Sales Commission Payout (FY 2016)

0%	$100,000
10%	$200,000
20%	$300,000
30%	$400,000
40%	$500,000
50%	$600,000

For fiscal year 2016, the cash commission opportunity at a target revenue growth rate of 20%, and the amount actually earned, was as follows:

Named Executive Officer	Annual Cash Sales Commission at Target	Annual Cash Commission Paid for 2016

Mr. Laber	$300,000	$561,808

Mr. Pardos	$300,000	$211,604

Long-Term Incentive Program

We believe that equity-based compensation promotes and encourages long-term successful performance by our NEOs that is aligned with the organization’s goals and the generation of stockholder value. Our equity compensation goals for our NEOs are based upon the following principles:

●	Stockholder and executive officer interests should be aligned;
●	Key and high-performing employees, who have a demonstrable impact on our performance and /or stockholder value, should be provided this benefit;
●	The program should be structured to provide meaningful retention incentives to participants;
●	The equity awards should reflect each individual’s experience, performance, potential and be comparable to what the Peer Group awards for the respective position; and
●	Actual awards should be tailored to reflect individual performance and attraction/retention goals.

Equity Incentive Compensation

Under our Amended and Restated 2004 Equity Incentive Plan, we are permitted to grant stock options, stock appreciation rights, restricted shares, RSU awards, PSU awards and other stock-based awards. Under the Amended and Restated 2004 Equity Incentive is Plan, we grant options to our executive officers, directors and employees to purchase shares of our common stock at an exercise price equal to the fair market value of such stock on the date of grant. The grant date for stock options to our employees, NEOs and directors is typically the date that the Board meets and approves the grant or an approval is sought via a unanimous written consent. Prior to fiscal year 2016, we used to grant annual merit grants, on or around June 1st of each year. However, with effect from 2016, we moved our annual merit grants to granting them in January of each year. Our non-employee directors are granted RSUs annually on the date of our Annual Meeting of Stockholders that vest on the one-year anniversary of the grant date. We have no program, plan or practice to select option grant dates (or set Board meeting and annual stockholder meeting dates) to correspond with the release of material non-public information.

Our Compensation Committee awarded the following equity awards to our NEOs in fiscal year 2016:

Names	Grant Date	Stock Option Awards: Number of Securities Underlying Options		Number of Restricted Stock Unit Awards – Shares		Number of Performance Share Unit Awards for Target Performance- Shares(1)	Base Price of RSU and PSU Awards	Grant Date Fair Value of All Equity Award

Mr. Santilli	02/08/2016	—		26,500	(2)	26,500	$10.50	556,500
	10/28/2016	—		8,526	(2)	8,526	$13.40	228,497
								$784,997
Mr. Laber	02/08/2016	—		10,000	(4)	10,000	$10.50	210,000
	09/09/2016	5,000	(3)	—		—		16,458
	10/28/2016	—		5,000	(5)	—	$13.40	67,000
								$293,458
Mr. Pardos	02/08/2016	—		10,000	(6)	10,000	$10.50	210,000
	09/09/2016	5,000	(3)	—		—	—	16,458
	10/28/2016	—		5,000	(5)	—	$13.40	67,000
								$293,458

(1)

The PSU awards reflect the number of shares of stock that was expected to vest on March 15, 2017 assuming 100% achievement of each of the performance targets discussed below. The actual number of shares that vested on March 15, 2017, were 23,067 for Mr. Santilli and 6,586 for both Mr. Laber and Mr. Pardos, representing an aggregate of 66% of achievement for all performance targets.

(2)	One-third of the shares underlying this award vest on the first, second and third anniversary of the vesting commencement date of January 1, 2016.
(3)	One-fourth of the shares underlying each of these stock options vest on the first anniversary of the vesting commencement date of September 9, 2016 and 1/48th of the underlying shares vest each month thereafter.
(4)	10%, 20%, 30% and 40% of the shares underlying this award vest on the first, second, third and fourth anniversary of the vesting commencement date of January 1, 2016, respectively.
(5)	One-fourth of the shares underlying this award vest on the first, second, third and fourth anniversary of the vesting commencement date of October 28, 2016.
(6)	One-fourth of the shares underlying this award vest on the first, second, third and fourth anniversary of the vesting commencement date of January 1, 2016.

Performance Stock Unit Awards:

In February 2016, our Board, upon the recommendation of our Compensation Committee, granted PSUs to the NEOs and established the below mentioned performance goals. The number of PSUs awarded to the NEOs resulted in a varying number of shares of common stock that would have vested on March 15, 2017 based on the degree of achievement of the three performance goals as set forth below and subject to the recipient continuing to provide service to the Company through the vesting date. The PSU awards represent the aggregate number of shares that could have been earned from achievement of the three performance goals at targets that were pre-determined by the Board.

Performance Goal	Weighting of Goal
(1) Actual revenue achievement, compared to the target established by the Company’s Board	40%
(2) Degree of improvement of the Company’s operating loss, compared to the target established by the Company’s Board.	40%
(3) Expanded FDA clearance for a specific product.	20%

The following matrix provides an example of the number of shares of common stock that was expected to vest on March 15, 2017, based on the performance at varying degrees of achievement of all three performance criteria:

	Number of Shares of Common Stock that Would Have Vested on March 15, 2017
Name	If Minimum Thresholds are Not Met	At 90% of Target Performance	At 100% of Target Performance	At 110% of Target Performance	At 200% of Target Performance
Mr. Santilli	—	21,716	35,026	41,331	77,057
Mr. Laber	—	6,200	10,000	11,800	22,000
Mr. Pardos	—	6,200	10,000	11,800	22,000

Benefits

We provide the following benefits to our NEOs generally on the same basis as the benefits provided to all employees. These benefits are consistent with those offered by other companies and specifically with those companies with which we compete for employees:

●	Health, dental and vision insurance;
●	Life insurance;
●	Short-term and long-term disability insurance;
●	401(k) plan with 25% employer matching contributions, capped at 6% of total cash compensation; and
●	Flexible Spending Accounts.

Employee Stock Purchase Plan

We maintain a 2004 Employee Stock Purchase Plan that provides eligible employees with the opportunity to purchase shares of our common stock at a 15% discounted price to the lower of the fair market value at either the beginning or the end of the applicable offering period.

Post-Employment Compensation

Except for COC Agreements, we do not have employment agreements with any of our NEOs. We have COC Agreements with each of our NEOs. The purpose of these agreements is to provide incentives to our NEOs to continue their employment with the Company and not be distracted by the possibility of loss of employment as a result of an acquisition of the Company or for other reasons. For a summary of the material terms and conditions of these COC Agreements, see Potential Payments upon Termination or Change in Control below.

Internal Revenue Code Section 162(m) and Limitations on Executive Compensation

Section 162(m) of the Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to the chief executive officer and each of the three other most highly-compensated executive officers (other than the chief financial officer) in any taxable year. However, remuneration in excess of $1 million may generally be deducted if it is qualified performance based compensation within the meaning of Section 162(m) of the Code. In this regard, the compensation income realized upon the exercise of stock options granted under a stockholder-approved stock option plan generally will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied.

The Compensation Committee believes that, in establishing the cash and equity incentive compensation plans and arrangements for our executive officers, the potential deductibility of the compensation payable under those plans and arrangements should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, the Compensation Committee may deem it appropriate to provide one or more of our executive officers with the opportunity to earn incentive compensation, whether through cash incentive awards tied to our financial performance or equity incentive awards tied to the executive officer’s continued service, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Code.

The Compensation Committee believes it is important to maintain cash and equity incentive compensation at the requisite level to attract and retain the individuals essential to our financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Stock options granted under the Amended and Restated 2004 Equity Incentive Plan are not subject to the deduction limitation; however, to preserve our ability to deduct the compensation income associated with stock options granted to such executive officers pursuant to Section 162(m) of the Internal Revenue Code, our 2004 Amended and Restated Eequity Incentive plan Plan provides that no optionee may be granted option(s) to purchase more than 500,000 shares of Cutera common stock in any one fiscal year. However, in the fiscal year in which the optionee is hired, an optionee may be granted an option to purchase up to 1,000,000 shares of Cutera common stock. In the future, the Compensation Committee may, in its judgment, authorize compensation payments that do not comply with an exemption from the deductibility limit when it believes that such payments are appropriate to attract and retain executive talent.

Accounting for Stock-Based Compensation

We follow Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“ASC 718”) for our stock-based compensation awards. ASC 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award.

Securities Authorized for Issuance Under Equity Compensation Plans

Our stockholders have approved each of our equity compensation plans, which are as follows:

-	Amended and Restated 2004 Equity Incentive Plan; and
-	2004 Employee Stock Purchase Plan (“ESPP”).

The following table provides information regarding the shares of Cutera common stock that may be issued upon the exercise of stock options, RSUs, PSUs, and the projected ESPP contributions under our equity compensation plans as of December 31, 2016.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,158,039	$8.92	(1)	1,450,153
Equity compensation plan not approved by security holders	—	—		—
Total	1,158,039	$8.92	(1)	1,450,153

(1)	The weighted average exercise price does not take into account outstanding RSUs or PSUs, which have no exercise price.

Other Compensation Practices and Policies

Stock Ownership Guidelines

To enhance our overall corporate governance practices and executive compensation program, our Board adopted stock ownership guidelines for our executive officers, which the Compensation Committee intends to review annually. These guidelines are designed to align our executive officers’ interests with our stockholders’ long-term interests by promoting long-term ownership of our common stock, which reduces the incentive for excessive short-term risk taking. These guidelines provide that, within five years of the later of the adoption of the guidelines or his or her first date of employment (appointment as NEO), our CEO and our other NEOs must hold shares of our common stock having a value not less than three times and one time respectively of their annual salary.

As of April 17, 2017, the NEOs’ holdings and targeted guidelines were as follows:

Named Executive Officer	Stock Ownership as of April 17, 2017	Minimum Stock Ownership Required(1)
Mr. Reinstein	2,400	74,627(2)
Mr. Santilli	76,967	18,259(3)
Mr. Laber	21,176	23,632(2)
Mr. Pardos	15,198	12,515(2)

(1)	Based on the closing stock price of $20.10 on April 17, 2017.
(2)	Minimum stock ownership required by January 2022
(3)	Minimum stock ownership required by April 2017

Insider Trading Compliance Program

According to our Insider Trading Compliance Program, no employee of the Company, including, but not limited to, our executive officers and directors, may invest in derivatives of the Company’s securities. This prohibition includes, but is not limited to, trading in put or call options related to securities of the Company.

2016 Summary Compensation Table

The following table sets forth summary compensation information for the fiscal years ended December 31, 2016, 2015 and 2014 for our NEOs.

Name and Principal Position	Salary	Bonus(1)	Option Awards(2)	Stock Awards(2)	All Other Compensation		Total

Ronald J. Santilli, EVP and CFO
2016	$455,258	$587,353	$—	$784,997	$16,110	(3)	$1,843,718
2015	358,229	308,824	—	295,372	11,894	(3)	974,319
2014	328,083	176,246	—	418,740	11,662	(3)	934,731

Larry E. Laber, EVP Sales, North America
2016	$437,500	$561,808	$16,458	$277,000	$16,289	(4)	$1,309,055
2015	400,000	444,632	—	206,940	173,034	(4)	1,224,606
2014	121,212	91,087	98,733	401,200	3,273	(4)	715,505

Miguel A. Pardos, EVP International
2016	$251,394	$211,604	$16,458	$277,000	$72,023	(5)	$828,479
2015	251,550	281,337	—	60,280	72,446	(5)	665,613
2014	118,921	150,813	233,807	39,880	34,249	(5)	577,670

(1)

The amounts reported in this column represent the bonus earned for each of the years covered in the table in accordance with our discretionary Bonus Program (see section above describing our discretionary Bonus Program) and sales commissions and bonuses for Mr. Laber and Mr. Pardos.

(2)

The amounts reported in this column represent the aggregate grant date fair value of stock awards granted during each of the fiscal years in 2016, 2015 and 2014 calculated in accordance with ASC Topic 718. See Note 6 of the Consolidated Notes to Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on March 15, 2017 for a discussion of the valuation assumptions for stock-based compensation.

(3)

Amounts represent 401(k) employer-match contributions and a non-cash benefit associated with a Company sponsored, non-business event for achieving sales targets in accordance with our commission incentive plan.

(4)

Amounts represent an auto allowance, 401(k) employer-match contributions and a non-cash benefit associated with a Company sponsored, non-business event for achieving sales targets in accordance with our commission incentive plan.

(5)	Amounts represent the combined value of a housing allowance and an auto allowance.

2016 Grants of Plan-Based Awards Table

The following table lists grants of plan-based RSU and PSU awards made to our NEOs during the fiscal year ended December 31, 2016.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of Securities	Base Price	Grant Date Fair Value
Name	Grant Date	Threshold	Target	Maximum	Stock or Units	Underlying Options	of Awards(1)	of Awards(1)

Mr. Santilli	02/08/2016	—	—	—	53,000	—	$10.50	$556,500
	10/28/2016	—	—	—	17,052	—	13.40	228,497
Mr. Laber	02/08/2016	—	—	—	20,000	—	$10.50	$210,000
	09/09/2016	—	—	—	—	5,000	10.80	16,458
	10/28/2016	—	—	—	5,000	—	13.40	67,000
Mr. Pardos	02/08/2016	—	—	—	20,000	—	$10.50	$210,000
	09/09/2016	—	—	—	—	5,000	10.80	16,458
	10/28/2016	—	—	—	5,000	—	13.40	67,000

(1)

The amounts reported in this column reflect the grant date fair value of equity awards calculated in accordance with ASC Topic 718. See Note 6 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on March 15, 2017 for a discussion of the valuation assumptions for our stock-based compensation.

2016 Outstanding Equity Awards at Fiscal Year-End Table

The following table lists the outstanding equity incentive awards held by our NEOs as of December 31, 2016.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Earned Options	Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested		Date Awards Will be Fully Vested
Mr. Santilli	15,562	—		8.72	5/27/2018
	32,500	—		6.88	7/27/2019
	43,333	—		8.91	6/10/2020
						35,026	(1)	607,701	(1)	3/15/2017(1)
						7,000	(2)	121,450	(2)	6/01/2017(2)
						6,533	(3)	113,348	(3)	6/01/2018(3)
						26,500	(4)	459,775	(4)	1/01/2019(4)
						8,526	(5)	147,926	(5)	8/15/2019(5)

Mr. Laber	16,875	13,125	(6)	10.03	10/24/2021
	—	5,000	(14)	10.80	9/09/2023
						10,000	(1)	173,500	(1)	3/15/2017(1)
						20,000	(7)	347,000	(7)	9/11/2018(7)
						1,250	(8)	21,688	(8)	12/31/2018(8)
						10,350	(9)	179,573	(9)	6/01/2019(9)
						10,000	(10)	173,500	(10)	1/01/2020(10)
						5,000	(11)	86,750	(11)	10/28/2020(11)

Mr. Pardos	42,292	27,708	(6)	9.97	7/25/2021
	—	5,000	(14)	10.80	9/09/2023
						10,000	(1)	173,500	(1)	3/15/2017(1)
						2,000	(12)	34,700	(12)	7/11/2018(12)
						3,000	(9)	52,050	(9)	6/01/2019(9)
						10,000	(13)	173,500	(13)	1/01/2020(13)
						5,000	(11)	86,750	(11)	10/28/2020(11)

(1)

These PSU awards reflect the number of shares of stock that was expected to vest on March 15, 2017 assuming 100% achievement of each of the performance targets discussed abovebelow. The actual number of shares that vested on March 15, 2017, were 23,067 for Mr. Santilli and 6,586 for both Mr. Laber and Mr. Pardos representing a 66% of achievement of the performance targets.

(2)	One-third of the shares underlying this award vest on the first, second and third anniversary of the vesting commencement date of June 1, 2014.
(3)	One-third of the shares underlying this award vest on the first, second and third anniversary of the vesting commencement date of June 1, 2015.
(4)	One-third of the shares underlying this award vest on the first, second and third anniversary of the vesting commencement date of January 1, 2016.
(5)	One-third of the shares underlying this award vest on the first, second and third anniversary of the vesting commencement date of August 15, 2016.
(6)

One-fourth of the shares underlying each of these stock options vest on the first anniversary of the vesting commencement date of October 24, 2014 and 1/48th of the underlying shares vest each month thereafter.

(7)	One-fourth of the shares underlying this award vest on the first, second, third and fourth anniversary of the vesting commencement date of September 11, 2014.
(8)	One-fourth of the shares underlying this award vest on the first, second, third and fourth anniversary of the vesting commencement date of December 31, 2014.
(9)	One-fourth of the shares underlying this award vest on the first, second, third and fourth anniversary of the vesting commencement date of June 1, 2015.
(10)	10%, 20%, 30% and 40% of the shares underlying this award vest on the first, second, third and fourth anniversary of the vesting commencement date of January 1, 2016, respectively.
(11)	One-fourth of the shares underlying this award vest on the first, second, third and fourth anniversary of the vesting commencement date of October 28, 2016.
(12)	One-fourth of the shares underlying this award vest on the first, second, third and fourth anniversary of the vesting commencement date of July 11, 2014.
(13)	One-fourth of the shares underlying this award vest on the first, second, third and fourth anniversary of the vesting commencement date of January 1, 2016.
(14)	One-fourth of the shares underlying each of these stock options vest on the first anniversary of the vesting commencement date of September 9, 2016 and 1/48th of the underlying shares vest each month thereafter.

2016 Options Exercised and Stock Vested Table

The following table lists the stock options exercised by, and stock awards vested to, our NEOs in the fiscal year ended December 31, 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized Upon Vesting(1)
Mr. Santilli	64,438	$341,736	20,141	$219,670
Mr. Laber	—	—	14,609	$162,965
Mr. Pardos	—	—	5,112	$57,098

(1)	The amounts reported in this column represent the fair market value of the shares of our common stock on the vesting date of each Named Executive Officer’s outstanding RSU awards.

Pension Benefits

We did not sponsor any defined benefit pension or other actuarial plan for our executive officers, including our NEOs, during 2016.

Nonqualified Deferred Compensation

We did not maintain any nonqualified defined contribution or other deferred compensation plans or arrangements for our executive officers, including our NEOs, during 2016.

Employment Agreements

We do not have employment agreements with any of our NEOs.

Potential Payments Upon Termination or Change in Control

Single Trigger:

We have entered into Change of Control (“COC”) Agreements with each of our NEOs. These agreements provide that if a NEO’Named Executive Officer’s employment with the Company is terminated by the Company without “cause” (as defined in the applicable COC Aagreement) or by the NEOamed Executive Officer for “good reason” (as defined in the agreement) either prior to three months before or after 12 months following a COC (as defined in the agreement) of the Company but not in connection with a COC (commonly referred to as “single trigger”), the NEO amed Executive Officer will receive, subject to signing a release of claims in favor of the Company, the following lump sum severance payment:

Named Executive Officer	Lump Sum Severance Payments
Mr. Reinstein	100% of base salary plus 100% of actual bonus paid in the prior fiscal year
Mr. Santilli	100% of base salary plus 12 months of COBRA
Mr. Laber	100% of base salary
Mr. Pardos	100% of base salary

Double Trigger

These agreements also provide that if a Named Executive Officer’s employment with the Company is terminated by the Company without “cause” or by the Named Executive Officer NEO for “good reason” and such termination occurs within the period beginning three months before, and ending 12 months following, a COC of the Company and in connection with a COC (commonly referred to as “double trigger”), the Named Executive Officer NEO will receive, subject to signing a release of claims in favor of the Company:

(1)	A lump sum severance payment based on the annual base salary as in effect immediately prior to such termination or, if greater, at the level in effect immediately prior to the COC, as follows:
Named Executive Officer	Lump Sum Severance Payments
Mr. Reinstein	100% of base salary, plus 100% of actual bonus paid in the prior fiscal year.
Mr. Santilli	150% of base salary, 150% of target bonus for the year of termination, and 18 months of COBRA.
Mr. Laber	100% of base salary, 100% of target bonus for the year of termination.
Mr. Pardos	100% of base salary, 100% of target bonus for the year of termination.

(2)	Automatic vesting in full of all outstanding and unvested equity awards held by each of the NEO as of the date of the COC; and

The COC agreements are for an initial term of three years, and will extend for an additional year unless the Company or the applicable Named Executive Officer NEO provides written notice at least 60 days prior to the third anniversary of the agreement. The COC agreement of our NEOs expire as follows:

Named Executive Officer	COC Expiration Date
Mr. Reinstein	January 9, 2021
Mr. Santilli	August 3, 2019
Mr. Laber	September 8,2018
Mr. Pardos	July 11, 2018

For purposes of these agreements, “cause” means a NEO’s termination of employment only upon:

(i)

his willful failure to substantially perform his duties (subject to notice and a reasonable period to cure), other than a failure resulting from his complete or partial incapacity due to physical or mental illness or impairment;

(ii)	his willful act which constitutes gross misconduct and which is injurious to the Company;
(iii)	his willful breach of a material provision of the agreement (subject to notice and reasonable period to cure); or
(iv)	his knowing, material and willful violation of a federal or state law or regulation applicable to the business of the Company.

For purposes of these agreements, “good reason” means a Named Executive Officer’s termination of employment within 90 days following the expiration of any cure period following the occurrence of one or more of the following, without his consent:

(i)	a material reduction in his authority, duties, or responsibilities relative to duties, position or responsibilities in effect immediately prior to such reduction;
(ii)	a material reduction in his base salary as in effect immediately prior to such reduction; or
(iii)

a material change in the geographic location at which he must perform services (in other words, the relocation of the Named Executive Officer NEO to a facility that is more than 50 miles from his then-current location).

The following table lists our NEOs and the estimated payments and benefits that each of them would have received had their employment with the Company been terminated without “cause” or had they resigned for “good reason” on April 17, 2017.

Name	Estimated Total Value of Cash Payment	Estimated Total Value of Health Coverage Continuation
Mr. Reinstein	$850,000	$—
Mr. Santilli	$367,000	$20,024
Mr. Laber	$475,000	—
Mr. Pardos	$251,550	—

The following table lists our NEOs and the estimated payments and benefits that each of them would have received had their employment with the Company been terminated without “cause” or had they resigned for “good reason” in connection with a change in control of the Company on April 17, 2017.

Name	Estimated Total Value of Cash Payment	Estimated Total Value of Health Coverage Continuation	Value of Accelerated Equity(1)
Mr. Reinstein	$850,000	—	$628,000
Mr. Santilli	$734,000	$30,036	$1,361,273
Mr. Laber	$939,623	—	$1,472,054
Mr. Pardos	$535,467	—	$901,244

(1)

We estimated the value of acceleration of the outstanding and unvested stock options, RSU and PSU awards (assuming paid at 100% of target) held by each of our NEOs based on a market price of $20.10 per share for Cutera common stock as of April 17, 2017.

Severance payments upon termination or change in control would be payable to the recipient only if the NEO executive signs and does not revoke a release of claims with the Company (in a form reasonably acceptable to the Company) and provided that such release of claims becomes effective no later than sixty (60) days following the termination date. In addition, the NEO executive would need to have complied to comply with the terms of any confidential information agreement executed by NEO executive in favor of the Company and the provisions of the severance agreements.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management. Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Cutera’s proxy statement.

The foregoing report is provided by the undersigned members of the Compensation Committee.

David B. Apfelberg, M.D.

Gregory Barrett

Jerry P. Widman

(1)

The material in this report is not deemed soliciting material or filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in those filings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:

●	the amounts involved exceeded or will exceed $120,000; and
●

any of our directors, nominees for director, executive officers or beneficial holders of more than 5% of our outstanding common stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities (each, a related party), had or will have a direct or indirect material interest.

Consulting Agreement

We have a consulting agreement with Mr. Gollnick, a director of the Company, pursuant to which he is compensated for services that he provides to us, including product development, clinical sales and marketing support. Payments to Mr. Gollnick under this agreement in fiscal year 2016 were $182,100 plus travel expenses. In addition, the Company granted Mr. Gollnick 6,500 RSUs with a grant-date fair value of $87,100, that vest over four years (4) years at the rate of 25% per year on each of the four anniversaries from the vesting commencement date of October 28, 2016, subject to Mr. Gollnick continuing to provide consulting and/ or Board services to the Company. The Company’s Audit Committee approved the extension of Mr. Gollnick’s consulting agreement through December 31, 2018 at the rate of $200 per hour for a maximum of 40 hours per week.

Other Transactions

We have entered into change of control severance agreements with our NEOs. See “Named Executive Officers and Executive Compensation — Potential Payments Upon Termination or Change in Control.”

We have entered into indemnification agreements with our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

Policies and Procedures for Related Party Transactions

Our Board has adopted a written policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of our Aaudit Ccommittee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest must first be presented to our aAudit Ccommittee for review, consideration and approval. In approving or rejecting any such proposal, our Aaudit Ccommittee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. We did not have a formal review and approval policy for related party transactions at the time of any of the transactions described above. However, all of the transactions described above were entered into after presentation, consideration and approval by our Board and/or our Aaudit Ccommittee.

OTHER MATTERS

Fiscal Year 2016 Annual Report and SEC Filings

Our financial statements for our fiscal year ended December 31, 2016 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website and are available from the SEC at its website at www.sec.gov. A copy of our annual report may be obtained, without charge, by sending a written request to Cutera, Inc., Attention: Investor Relations, 3240 Bayshore Boulevard, Brisbane, California 94005.

We are not aware of any other business to be presented at the meeting. As of the date of this proxy statement, no stockholder had advised us of the intent to present any business at the meeting. Accordingly, the only business that our Board intends to present at the meeting is as set forth in this proxy statement.

If any other matter or matters are properly brought before the meeting, the proxies will use their discretion to vote on such matters in accordance with their best judgment.

By order of the Board of Directors,

/s/ Ronald J. Santilli

Ronald J. Santilli,

Executive Vice President and Chief Financial Officer

Brisbane, California

May 1, 2017

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CUTERA, INC.

2017 ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of Cutera, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement each dated May 1, 2017 and hereby appoints James A. Reinstein (our President, Chief Executive Officer and Director) and Gregory Barrett (our Director), each as proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 2017 Annual Meeting of Stockholders of Cutera, Inc. to be held on June 14, 2017 at 9:00 a.m., local time, at Cutera’s offices located at 3240 Bayshore Blvd., Brisbane, California 94005-1021, and at any postponement or adjournment thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

SEE REVERSE SIDE

FOLD AND DETACH HERE

The Board of Directors of Cutera, Inc. recommends a vote FOR the following proposals:

Please mark your votes as indicated: ☒

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
1. Approval of the Second Amended and Restated Certificate of Incorporation to declassify the board of directors.	☐	☐	☐	3. Ratification of BDO USA, LLP as the Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2017.	☐	☐	☐

2. Election of Directors: Class I Nominees:					FOR	AGAINST	ABSTAIN

	FOR	WITHHOLD		4. Approval of the Amended and Restated 2004 Equity Incentive Plan.	☐	☐	☐

David A. Gollnick	☐	☐
				FOR	AGAINST	ABSTAIN
James A. Reinstein	☐	☐	5. Non-binding advisory vote on the compensation of Named Executive Officers.	☐	☐	☐

Clint H. Severson	☐	☐

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE APPROVAL OF THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS; (2) FOR THE ELECTION OF THE NOMINATED CLASS I DIRECTORS; (3) FOR THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017; (4) FOR THE APPROVAL OF THE AMENDED AND RESTATED 2004 EQUITY INCENTIVE PLAN; (5) FOR THE APPROVAL BY NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS; AND (6) AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. IF THE STOCK IS REGISTERED IN THE NAME OF TWO OR MORE PERSONS, EACH SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS AND ATTORNEYS-IN-FACT SHOULD ADD THEIR TITLES. IF SIGNER IS A CORPORATION, PLEASE GIVE FULL CORPORATE NAME AND HAVE A DULY AUTHORIZED OFFICER SIGN, STATING TITLE. IF SIGNER IS A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

PLEASE SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

SIGNATURE(S)	SIGNATURE(S)	DATE:

NOTE: This Proxy should be marked, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

APPENDIX A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

 OF

 CUTERA, INC.

(as amended and restated on April 13, 2017, subject to stockholder approval on June 14, 2017)

Cutera, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A.     The name of the corporation is Cutera, Inc. The original Certificate of Incorporation of the corporation was filed with the Delaware Secretary of State on August 10, 1998 under the name of Acme Medical, Inc.

B.     Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and amends the provisions of the Certificate of Incorporation of this corporation.

C.     The text of the Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

1.

The name of the corporation is Cutera, Inc. (the “Corporation”).

2.

The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

3.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.

The Corporation is authorized to issue two classes of shares of stock to be designated, respectively, Common Stock, $0.001 par value, and Preferred Stock, $0.001 par value. The total number of shares that the Corporation is authorized to issue is 55,000,000 shares. The number of shares of Common Stock authorized is 50,000,000. The number of shares of Preferred Stock authorized is 5,000,000.

The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the board). The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

The authority of the Board of Directors with respect to each such class or series shall include, without limitation of the foregoing, the right to determine and fix:

(i)     the distinctive designation of such class or series and the number of shares to constitute such class or series;

(ii)     the rate at which dividends on the shares of such class or series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms;

(iii)     the right or obligation, if any, of the Corporation to redeem shares of the particular class or series of Preferred Stock and, if redeemable, the price, terms and manner of such redemption;

(iv)     the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such class or series of Preferred Stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(v)     the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(vi)     the obligation, if any, of the Corporation to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

(vii)     voting rights, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock;

(viii)     limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock; and

(ix)     such other preferences, powers, qualifications, special or relative rights and privileges thereof as the Board of Directors of the Corporation, acting in accordance with this Amended and Restated Certificate of Incorporation, may deem advisable and are not inconsistent with law and the provisions of this Amended and Restated Certificate of Incorporation.

5.

The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this right.

6.

The Corporation is to have perpetual existence.

7.

(a)     Limitation of Liability. To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(b)     Indemnification. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or intestate is or was a director, officer or employee of the Corporation, or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

(c)     Amendments. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

8.

(a)     Number of Directors. The number of directors which constitutes the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, at any meeting of the Board of Directors.

(b)     Election of Directors. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

9.

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

10.

No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws and no action shall be taken by the stockholders by written consent. The affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the then outstanding voting securities of the Corporation, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of Article VIII or Article X of this Amended and Restated Certificate of Incorporation or Sections 2.3 (Special Meeting), 2.4 (Advance Notice Procedures; Notice of Stockholders’ Meetings) or 2.9 (Voting) of the Corporation's Bylaws.

11.

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

This Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended.

This Amended and Restated Certificate of Incorporation has been duly approved by the written consent of the stockholders of the corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended.

In witness whereof, the Corporation has caused this Certificate to be signed by James Reinstein, its President and Chief Executive Officer, this 13th day of April, 2017.

/s/ James Reinstein

James Reinstein, President and

Chief Executive Officer

APPENDIX- B

CUTERA, INC.

2004 EQUITY INCENTIVE PLAN

(as amended and restated on April 13, 2017, subject to stockholder approval on June 14, 2017)

1.             Purposes of the Plan. The purposes of this Plan are:

●	to attract and retain the best available personnel for positions of substantial responsibility,

●	to provide additional incentive to Employees, Directors and Consultants, and

●	to promote the success of the Company's business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, Performance Shares and other stock or cash awards as the Administrator may determine.

2.             Definitions. As used herein, the following definitions will apply:

(a)     “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b)     “Affiliated SAR” means an SAR that is granted in connection with a related Option, and which automatically will be deemed to be exercised at the same time that the related Option is exercised.

(c)     “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(d)     “Award” means, individually or collectively, a grant under the Plan of Options, SARs, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares and other stock or cash awards as the Administrator may determine.

(e)     “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(f)     “Board” means the Board of Directors of the Company.

(g)     “Change in Control” means the occurrence of any of the following events:

(i)     Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii)     The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii)     A change in the composition of the Board occurring within a two-year period, as a result of which less than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iv)     The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(h)     “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(i)     “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.

(j)     “Common Stock” means the common stock of the Company.

(k)     “Company” means Cutera, Inc., a Delaware corporation, or any successor thereto.

(l)     “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(m)     “Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

(n)     “Director” means a member of the Board.

(o)     “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(p)     “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director's fee by the Company will be sufficient to constitute “employment” by the Company.

(q)     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r)     “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have lower exercise prices and different terms), Awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

(s)     “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)     If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Market, the Nasdaq Global Select Market or the Nasdaq Capital Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)     If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock will be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(iii)     In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

(t)     “Fiscal Year” means the fiscal year of the Company.

(u)     “Freestanding SAR” means a SAR that is granted independently of any Option.

(v)     “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(w)     “Inside Director” means a Director who is an Employee.

(x)     “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(y)     “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(z)     “Option” means a stock option granted pursuant to the Plan.

(aa)     “Outside Director” means a Director who is not an Employee.

(bb)     “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(cc)     “Participant” means the holder of an outstanding Award.

(dd)     “Performance Goals” will have the meaning set forth in Section 12 of the Plan.

(ee)     “Performance Period” means any Fiscal Year or such other period as determined by the Administrator in its sole discretion.

(ff)     “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine pursuant to Section 10.

(gg)     “Performance Unit” means an Award which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.

(hh)     “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(ii)     “Plan” means this 2004 Equity Incentive Plan.

(jj)     “Restricted Stock” means Shares issued pursuant to an Award of Restricted Stock under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.

(kk)     “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(ll)     “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(mm)     “Section 16(b) “ means Section 16(b) of the Exchange Act.

(nn)     “Service Provider” means an Employee, Director or Consultant.

(oo)     “Share” means a share of the Common Stock, as adjusted in accordance with Section 17 of the Plan.

(pp)     “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a SAR.

(qq)     “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

(rr)     “Tandem SAR” means a SAR that is granted in connection with a related Option, the exercise of which will require forfeiture of the right to purchase an equal number of Shares under the related Option (and when a Share is purchased under the Option, the SAR will be canceled to the same extent).

(ss)     “Unvested Awards” will mean Options or Restricted Stock that (i) were granted to an individual in connection with such individual’s position as an Employee and (ii) are still subject to vesting or lapsing of Company repurchase rights or similar restrictions.

3.             Stock Subject to the Plan.

(a)     Stock Subject to the Plan. Subject to the provisions of Section 17 of the Plan, as of April 13, 2017, the maximum aggregate number of shares of common stock that may be awarded and sold under the amended and restated 2004 Plan was 9,701,192, of which 1,925,682 shares remained available for future awards.

(b)     Full Value Awards. Any Shares subject to Awards granted with an exercise price less than Fair Market Value on the date of grant of such Awards will be counted against the numerical limits of this Section 3 as 2.12 Shares for every one Share subject thereto. Further. if Shares acquired pursuant to any such Award are forfeited or repurchased by the Company and would otherwise return to the Plan pursuant to Section 3(c), 2.12 times the number of Shares so forfeited or repurchased will return to the Plan and will again become available for issuance

(c)     Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options and Stock Appreciation Rights, the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Upon exercise of a Stock Appreciation Right settled in Shares, the gross number of Shares covered by the portion of the Award so exercised will cease to be available under the Plan. If the exercise price of an Option is paid by tender to the Company, or attestation to the ownership, of Shares owned by the Participant, the number of Shares available for issuance under the Plan will be reduced by the gross number of Shares for which the Option is exercised. Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if unvested Shares of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the tax and/or exercise price of an Award will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing provisions of this Section 3(c), subject to adjustment provided in Section 17, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan under this Section 3(c).

(d)     Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4.             Administration of the Plan.

(a)     Procedure.

(i)     Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii)     Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two (2) or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii)     Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv)     Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b)     Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i)     to determine the Fair Market Value;

(ii)     to select the Service Providers to whom Awards may be granted hereunder;

(iii)     to determine the number of Shares to be covered by each Award granted hereunder;

(iv)     to approve forms of agreement for use under the Plan;

(v)     with the approval of the Company’s stockholders, to institute an Exchange Program;

(vi)     to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vii)     to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(viii)     to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;

(ix)     to modify or amend each Award (subject to Section 22(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Awards longer than is otherwise provided for in the Plan;

(x)     to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Award that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld (the Fair Market Value of the Shares to be withheld will be determined on the date that the amount of tax to be withheld is to be determined and all elections by a Participant to have Shares withheld for this purpose will be made in such form and under such conditions as the Administrator may deem necessary or advisable);

(xi)     to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xii)     to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award pursuant to such procedures as the Administrator may determine; and

(xiii)     to make all other determinations deemed necessary or advisable for administering the Plan.

(c)     Effect of Administrator's Decision. The Administrator's decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

5.             Eligibility. Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, Performance Shares, and such other cash or stock awards as the Administrator determines may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6.             Stock Options.

(a)     Limitations.

(i)     Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000 (U.S.), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(ii)     The following limitations will apply to grants of Options:

(1)     No Service Provider will be granted, in any Fiscal Year, Options to purchase more than 1,000,000 Shares.

(2)     In connection with his or her initial service, a Service Provider may be granted Options to purchase up to an additional 1,000,000 Shares, which will not count against the limit set forth in Section 6(a)(ii)(1) above.

(3)     The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 17.

(4)     If an Option is cancelled in the same Fiscal Year in which it was granted (other than in connection with a transaction described in Section 17), the cancelled Option will be counted against the limits set forth in subsections (1) and (2) above.

(b)     Term of Option. The term of each Option will be stated in the Award Agreement, but in no event will the term be greater than seven (7) years from the date of grant. In the case of an Incentive Stock Option, the term will be seven (7) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c)     Option Exercise Price and Consideration.

(i)     Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1)     In the case of an Incentive Stock Option

a)     granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant.

b)     granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.

c)     Notwithstanding the foregoing, Incentive Stock Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(2)     In the case of a Nonstatutory Stock Option, the per Share exercise price will be determined by the Administrator, but the per Share exercise price will be no less than 100% of Fair Market Value per Share on the date of grant. In the case of a Nonstatutory Stock Option intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing, Nonstatutory Stock Options may be grated with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(3)     Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(4)     Form of Consideration. The Administrator will determine the acceptable form(s) of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) promissory note; (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option will be exercised and provided that accepting such Shares, in the sole discretion of the Administrator, shall not result in any adverse accounting consequences to the Company; (5) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan; (6) a reduction in the amount of any Company liability to the Participant, including any liability attributable to the Participant's participation in any Company-sponsored deferred compensation program or arrangement; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.

(d)     Exercise of Option.

(i)     Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 17 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii)     Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant's termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii)     Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant's Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant's termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv)     Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant's death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant's designated beneficiary, provided such beneficiary has been designated prior to Participant's death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant's estate or by the person(s) to whom the Option is transferred pursuant to the Participant's will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant's death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

7.             Restricted Stock.

(a)     Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b)     Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Notwithstanding the foregoing sentence, for Restricted Stock intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, during any Fiscal Year no Participant will receive more than an aggregate of 300,000 Shares of Restricted Stock. Notwithstanding the foregoing limitation, in connection with his or her initial service as an Employee, for Restricted Stock intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, an Employee may be granted an aggregate of up to an additional 300,000 Shares of Restricted Stock. Unless the Administrator determines otherwise, Shares of Restricted Stock will be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

(c)     Transferability. Except as provided in this Section 7, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d)     Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e)     Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f)     Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g)     Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will not be entitled to receive dividends or other distributions paid with respect to such Shares. Following the lapse of the Period of Restriction, Service Providers will be entitled to receive all dividends or other distributions paid with respect to such Shares that accrue after the lapse of the Period of Restrictions. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability as the Shares with respect to which they were paid.

(h)     Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

(i)     Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

8.             Restricted Stock Units.

(a)     Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. Each Restricted Stock Unit grant will be evidenced by an Award Agreement that will specify such other terms and conditions as the Administrator, in its sole discretion, will determine, including all terms, conditions, and restrictions related to the grant, the number of Restricted Stock Units and the form of payout, which, subject to Section 8(d), may be left to the discretion of the Administrator. Notwithstanding anything to the contrary in this subsection (a), for Restricted Stock Units intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, during any Fiscal Year of the Company, no Participant will receive more than an aggregate of 300,000 Restricted Stock Units. Notwithstanding the limitation in the previous sentence, for Restricted Stock Units intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, in connection with his or her initial service as an Employee, an Employee may be granted an aggregate of up to an additional 300,000 Restricted Stock Units.

(b)     Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. After the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any restrictions for such Restricted Stock Units. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the vesting criteria, and such other terms and conditions as the Administrator, in its sole discretion will determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(c)     Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as specified in the Award Agreement.

(d)     Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) set forth in the Award Agreement. The Administrator, in its sole discretion, may pay earned Restricted Stock Units in cash, Shares, or a combination thereof. Shares represented by Restricted Stock Units that are fully paid in cash again will be available for grant under the Plan.

(e)     Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

(f)     Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock Units which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

9.             Stock Appreciation Rights.

(a)     Grant of SARs. Subject to the terms and conditions of the Plan, a SAR may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion. The Administrator may grant Affiliated SARs, Freestanding SARs, Tandem SARs, or any combination thereof.

(b)     Number of Shares. The Administrator will have complete discretion to determine the number of SARs granted to any Service Provider; provided, however, no Service Provider will be granted, in any Fiscal Year, SARs covering more than 1,000,000 Shares. Notwithstanding the limitation in the previous sentence, in connection with his or her initial service a Service Provider may be granted SARs covering up to an additional 1,000,000 Shares. The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 17. In addition, if a SAR is cancelled in the same Fiscal Year in which it was granted (other than in connection with a transaction described in Section 17), the cancelled SAR will be counted against the numerical share limits set forth above.

(c)     Exercise Price and Other Terms. The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of SARs granted under the Plan; provided, however, that the per Share exercise price of a SAR will be no less than 100% of the Fair Market Value per Share on the date of grant. However, the exercise price of Tandem or Affiliated SARs will equal the exercise price of the related Option.

(d)     Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable. With respect to a Tandem SAR granted in connection with an Incentive Stock Option: (a) the Tandem SAR will expire no later than the expiration of the underlying Incentive Stock Option; (b) the value of the payout with respect to the Tandem SAR will be for no more than one hundred percent (100%) of the difference between the exercise price of the underlying Incentive Stock Option and the Fair Market Value of the Shares subject to the underlying Incentive Stock Option at the time the Tandem SAR is exercised; and (c) the Tandem SAR will be exercisable only when the Fair Market Value of the Shares subject to the Incentive Stock Option exceeds the Exercise Price of the Incentive Stock Option.

(e)     Exercise of Affiliated SARs. An Affiliated SAR will be deemed to be exercised upon the exercise of the related Option. The deemed exercise of an Affiliated SAR will not necessitate a reduction in the number of Shares subject to the related Option.

(f)     Exercise of Freestanding SARs. Freestanding SARs will be exercisable on such terms and conditions as the Administrator, in its sole discretion, will determine.

(g)     SAR Agreement. Each SAR grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(h)     Maximum Term/Expiration of SARs. An SAR granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing provisions of this Section 9, the rules of Section 6(b) relating to the maximum term, (i.e., that an SAR may not have a term longer than seven (7) years from the date of grant) and Section 6(d) relating to post-termination exercise also will apply to SARs.

(i)     Payment of SAR Amount. Upon exercise of an SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i)     The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii)     The number of Shares with respect to which the SAR is exercised.

At the discretion of the Administrator, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

10.           Performance Units and Performance Shares.

(a)     Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant provided that during any Fiscal Year, for Performance Units or Performance Shares intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, (i) no Participant will receive Performance Units having an initial value greater than $2,000,000, and (ii) no Participant will receive more than 300,000 Performance Shares. Notwithstanding the foregoing limitation, for Performance Shares intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, in connection with his or her initial service, a Service Provider may be granted up to an additional 300,000 Performance Shares.

(b)     Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c)     Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment), or any other basis determined by the Administrator in its discretion.

(d)     Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e)     Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f)     Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

(g)     Section 162(m) Performance Restrictions. For purposes of qualifying grants of Performance Units/Shares as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Performance Units/Shares which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

11.           Formula Option and Award Grants to Outside Directors.

All grants of Options and Awards to Outside Directors pursuant to this Section will be automatic and nondiscretionary and will be made in accordance with the following provisions:

(a)     Type of Option. All Options granted pursuant to this Section will be Nonstatutory Stock Options and, except as otherwise provided herein, will be subject to the other terms and conditions of the Plan.

(b)     No Discretion. No person will have any discretion to select which Outside Directors will be granted Options under this Section or to determine the number of Shares to be covered by such Options (except as provided in Sections 11(f), 13 and 17).

(c)     First Option. Each person who first becomes an Outside Director following the Registration Date will be automatically granted an Option to purchase 14,000 Shares (the “First Option”) on or about the date on which such person first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy; provided, however, that an Inside Director who ceases to be an Inside Director, but who remains a Director, will not receive a First Option.

(d)     Subsequent Award. Each Outside Director will be automatically granted an award of shares represented by the quotient of $60,000 divided by the closing market price of the Company’s common stock on the annual meeting of the stockholders of the Company (a “Subsequent Award”), if as of such date, he or she will have served on the Board for at least the preceding six (6) months.

(e)     Terms. The terms of each First Option and the Subsequent Award granted pursuant to this Section will be as follows:

(i)     The term of the First Option will be seven (7) years.

(ii)     The exercise price per Share will be 100% of the Fair Market Value per Share on the date of grant of the First Option.

(iii)     Subject to Section 17, the First Option will vest and become exercisable as to 1/3rd of the Shares subject to such First Option on each anniversary of its date of grant, provided that the Participant continues to serve as a Director through each such date.

(iv)     Subject to Section 17, the Subsequent Award will vest as to 100% of the Shares subject to such Award on the first anniversary of its date of grant, provided that the Participant continues to serve as a Director through such date.

(f)     Amendment. The Administrator in its discretion may change and otherwise revise the terms of Awards granted under this Section 11, including, without limitation, the number of Shares and exercise prices thereof or the type of Award to be granted, with respect to Awards granted on or after the date the Administrator determines to make any such change or revision.

12.           Performance-Based Compensation Under Code Section 162(m).

(a)     General. If the Administrator, in its discretion, decides to grant an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the provisions of this Section 12 will control over any contrary provision in the Plan; provided, however, that the Administrator may in its discretion grant Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code to such Participants that are based on Performance Goals or other specific criteria or goals but that do not satisfy the requirements of this Section 12.

(b)     Performance Goals. The granting and/or vesting of Awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement (“Performance Goals”) including: (i) cash position, (ii) earnings per Share, (iii) net income, (iv) operating cash flow, (v) operating income, (vi) operating expenses, (vii) product revenues, (viii) profit after-tax, (ix) revenue, (x) revenue growth, and (xii) total stockholder return. Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant. Any Performance Goals may be used to measure the performance of the Company as a whole or a business unit of the Company and may be measured relative to a peer group or index. With respect to any Award, Performance Goals may be used alone or in combination. The Performance Goals may differ from Participant to Participant and from Award to Award. Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant.

(c)     Procedures. To the extent necessary to comply with the performance-based compensation provisions of Section 162(m) of the Code, with respect to any Award granted subject to Performance Goals, within the first twenty-five percent (25%) of the Performance Period, but in no event more than ninety (90) days following the commencement of any Performance Period (or such other time as may be required or permitted by Code Section 162(m)), the Administrator will, in writing, (i) designate one or more Participants to whom an Award will be made, (ii) select the Performance Goals applicable to the Performance Period, (iii) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (iv) specify the relationship between Performance Goals and the amounts of such Awards, as applicable, to be earned by each Participant for such Performance Period. Following the completion of each Performance Period, the Administrator will certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amounts earned by a Participant, the Administrator will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the Performance Period. A Participant will be eligible to receive payment pursuant to an Award for a Performance Period only if the Performance Goals for such period are achieved.

(d)     Additional Limitations. Notwithstanding any other provision of the Plan, any Award which is granted to a Participant and is intended to constitute qualified performance based compensation under Code Section 162(m) will be subject to any additional limitations set forth in the Code (including any amendment to Section 162(m)) or any regulations and ruling issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m) of the Code, and the Plan will be deemed amended to the extent necessary to conform to such requirements.

13.           Outside Director Limitations. No Outside Director may be granted, in any Fiscal Year, Awards with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of greater than $300,000. Any Awards granted to an individual while he or she was an Employee, or while he or she was a Consultant but not an Outside Director, will not count for purposes of the limitations under this Section 13.

14.     Leaves of Absence. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company, or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months and one day following the commencement of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

15.           Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

16.      Dividends. To the extent an Award permits the payment of dividends or other distributions on the Shares underlying the Award, Participants will not be entitled to receive such dividends or other distributions until such Award vests. For the avoidance of doubt, Participants will never be entitled to receive dividends or other distributions paid with respect to Shares underlying an Award that accrue prior to the vesting of such Award.

17.           Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a)     Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, shall appropriately adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits set forth in Sections 3, 6, 7, 8, 9, 10 and 13.

(b)     Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c)     Change in Control. In the event of a Change in Control, each outstanding Award will be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock shall lapse, and, with respect to Restricted Stock Units, Performance Shares and Performance Units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted for in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

With respect to Awards granted to an Outside Director that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant not at the request of the successor, then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares subject to the Award, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock shall lapse, and, with respect to Restricted Stock Units, Performance Shares and Performance Units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met.

For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) or, in the case of a Stock Appreciation Right upon the exercise of which the Administrator determines to pay cash or a Restricted Stock Unit, Performance Share or Performance Unit which the Administrator can determine to pay in cash, the fair market value of the consideration received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Share or Performance Unit, for each Share subject to such Award (or in the case of Performance Units, the number of implied shares determined by dividing the value of the Performance Units by the per share consideration received by holders of Common Stock in the Change in Control), to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 17(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals will not be considered assumed if the Company or its successor modifies any of such Performance Goals without the Participant’s consent; provided, however, a modification to such Performance Goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

18.           Tax Withholding

(a)     Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b)     Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum amount required to be withheld, (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld, or (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

19.           No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant's relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant's right or the Company's right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

20.           Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

21.           Term of Plan. Subject to Section 25 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect until the date of the annual meeting of the stockholders of the Company in 2022, unless terminated earlier under Section 22 of the Plan.

22.           Amendment and Termination of the Plan.

(a)     Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b)     Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c)     Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator's ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

23.           Conditions Upon Issuance of Shares.

(a)     Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b)     Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

24.           Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

25.           Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.